Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

UNITED COMMUNITY BANKS, INC.,

FIRST MIAMI BANCORP, INC.

and

ZAMBONI MERGER SUB, INC.

Dated as of February 13, 2023

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3.24	Bank Secrecy Act, Anti-Money Laundering and OFAC, and Customer Information	33
3.25	CRA Compliance	34
3.26	Insurance	34
3.27	Fiduciary Activities	34
3.28	Investment Advisory, Insurance and Broker-Dealer Matters	35
3.29	Brokers; Fairness Opinion	35
3.30	State Takeover Laws	36
3.31	Accuracy of Information	36
3.32	No Other Representations or Warranties	37

Article 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		37

4.1	Organization, Standing, and Power	37
4.2	Authority of Parent; No Conflicts; Consents	38
4.3	Capitalization	38
4.4	Reports	39
4.5	Litigation; Orders	40
4.6	SEC Filings; Financial Statements	40
4.7	Merger Sub Activity	41
4.8	Brokers and Finders	41
4.9	Ownership of Company Common Stock	41
4.10	Compliance with Laws	41
4.11	Absence of Certain Changes or Events	42
4.12	No Other Representations or Warranties	42

Article 5 CONDUCT OF BUSINESS PENDING CONSUMMATION		43

5.1	Conduct of Business by the Company	43
5.2	Commercially Reasonable Efforts	46

Article 6 ADDITIONAL AGREEMENTS		47

6.1	Company Stockholders’ Meeting	47
6.2	Proxy and Registration Statement	48
6.3	No Solicitation	49
6.4	Regulatory Approvals and Filings	51
6.5	NASDAQ Listing of Additional Shares	52
6.6	Access; Systems Integration; Confidentiality	52
6.7	No Control of the Company	53
6.8	Press Releases	53
6.9	Employee Benefits	53
6.10	Indemnification; Directors’ and Officers’ Insurance	55
6.11	Director and Officer Resignations	56
6.12	Efforts to Close; Further Assurances	56
6.13	Financial Statements	56
6.14	[Reserved]	56
6.15	Notification of Certain Matters	56
6.16	Litigation and Claims	57

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6.17	Change of Method	57
6.18	Takeover Statutes	57
6.19	Liquidation of Company Securities and Repayment of Company Debt	58
6.20	Reorganization	59

Article 7 CONDITIONS PRECEDENT		60

7.1	Conditions to Each Party’s Obligations to Effect the Mergers	60
7.2	Conditions to Obligations of Parent and Merger Sub	61
7.3	Conditions to Obligations of the Company	62

Article 8 TERMINATION		63

8.1	Termination	63
8.2	Effect of Termination	64
8.3	Termination Fee	64

Article 9 MISCELLANEOUS		65

9.1	Interpretation	65
9.2	Expenses	67
9.3	Entire Agreement	67
9.4	Amendments	67
9.5	Waiver	67
9.6	Assignment	68
9.7	Notices	68
9.8	Governing Law; Jurisdiction	69
9.9	Waiver of Jury Trial	69
9.10	Counterparts	70
9.11	Injunctive Relief; Specific Performance	70
9.12	Severability	70
9.13	Confidential Supervisory Information	70
9.14	No Survival of Representations and Warranties	71

Exhibits
Exhibit A      Voting and Support Agreement
Exhibit B      Form of Bank Merger Agreement

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INDEX OF DEFINED TERMS

Term	Section
401(k) Plan	6.9(a)
Accountants	6.19(d)
Acquisition Proposal	6.3(c)
Adverse Recommendation Change	6.1
Affiliate	9.1(b)(i)
Agency	3.19(c)
Agreement	Preamble
Appraisal Statutes	1.5(c)
Audited Financial Statements	3.4(a)
Balance Sheet Date	3.4(a)
Bank Merger	1.12
Bank Merger Agreement	1.12
Base Amount	6.10(b)
BHC Act	3.1(a)
Business Day	9.1(b)(ii)
Call Reports	3.4(a)
Charter Documents	3.7(d)
Chosen Courts	9.8
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Preamble
Company Bank	1.12
Company Benefit Plan	3.12(a)
Company Board	Recitals
Company Common Stock	1.5(a)
Company Disclosure Memorandum	Article 3
Company Financial Advisor	3.29(a)
Company Recommendation	6.1
Company Regulatory Agreement	3.9
Company Related Party	3.17
Company Stockholders	Recitals
Company Subsidiary	3.1(b)
Company’s Knowledge	9.1(b)(iii)
Company’s Stockholders’ Meeting	6.1
Contract	3.2(b)
CRA	3.25
Data Room	9.1(a)
Delaware Certificate of Merger	1.3
DGCL	1.1
Dissenting Shares	1.5(c)
DOL	3.12(a)
Effective Time	1.3
Employee Benefit Plan	3.12(a)

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Enforceability Exceptions	3.2(a)
Engagement Date	6.19(d)
ERISA Affiliate	3.12(l)
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.5(a)
Final Determination	6.19(d)
Final Net After Tax Proceeds	6.19(d)
Financial Statements	3.4(a)
FIRPTA	7.2(f)
First Merger	Recitals
First Merger Surviving Corporation	Recitals
GAAP	9.1(b)(vi)
GBCC	1.11(a)
Georgia Certificate of Merger	1.11(a)
Governmental Authority	9.1(b)(iv)
Hazardous Substance	3.15(e)
Indemnitees	6.10(a)
Insurer	3.19(c)
Intellectual Property	3.16
Law	9.1(b)(v)
Leased Property	3.14(c)
Leases	3.14(c)
Liens	3.3(b)
Loan Investor	3.19(c)
Loans	3.18(a)
Material Adverse Effect	9.1(b)(vi)
Material Contract	3.13
Materially Burdensome Regulatory Condition	6.4(a)
Merger Consideration	1.5(a)
Merger Sub	Preamble
Merger Sub Common Stock	1.7
Mergers	Recitals
Net After Tax Proceeds	6.19(d)
New Certificates	2.1
Non-Disclosure Agreement	6.6(b)
Objection Notice	6.19(d)
Old Certificate	1.5(b)
Order	3.2(b)
OREO	3.14(b)
Other Entity Benefit Plan	3.12(a)
Outside Date	8.1(e)
Owned Real Property	3.14(b)
Parent	Preamble
Parent Bank	1.12
Parent Common Stock	1.5(a)

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Parent Disclosure Memorandum	Article 4
Parent SEC Filings	4.6(a)
Parent’s Knowledge	9.1(b)(vii)
Payoff Amount	6.19(b)
Payoff Documentation	6.19(b)
Permit	3.2(b)
Permitted Encumbrances	3.14(b)
Person	9.1(b)(viii)
Personal Data	3.7(f)
Proceeding	3.8(a)
Proxy Statement/Prospectus	3.31
Real Property	3.14(c)
Registration Statement	3.31
Regulatory Agencies	3.9
Regulatory Approvals	3.2(c)
Related Party Agreement	3.17
Requisite Company Stockholder Vote	3.2(a)
Second Delaware Certificate of Merger	1.11(a)
Second Effective Time	1.11(a)
Second Merger	Recitals
Securities Portfolio	6.19(a)
Securities Portfolio Liquidation	6.19(a)
Security Breach	3.7(f)
Special Cash Dividend	6.19(e)
Subsidiary	9.1(b)(ix)
Superior Proposal	6.3(c)
Surviving Corporation	Recitals
Takeover Statutes	3.30
Tax Return	3.10(x)
Tax(es)	3.10(x)
Tax Option Election	6.19(e)
Termination Fee	7.2(f)
Third Party	6.3(a)
Transactions	Recitals
Unaudited Financial Statements	3.4(a)
Voting and Support Agreement	Recitals

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 13, 2023, is entered into by and among United Community Banks, Inc., a Georgia corporation (“Parent”), First Miami Bancorp, Inc., a Delaware corporation (the “Company”) and Zamboni Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”).

WITNESSETH:

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, (a) Merger Sub be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a direct, wholly owned subsidiary of Parent (hereinafter sometimes referred to in such capacity as the “First Merger Surviving Corporation”) and, immediately following the First Merger and as part of a single, integrated transaction, (b) the First Merger Surviving Corporation be merged with and into Parent (the “Second Merger” and, together with the First Merger, the “Mergers”), with Parent surviving the Second Merger as the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers (the “Transactions”), upon the terms and subject to the conditions set forth herein, (b) determined that this Agreement and the Transactions, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders, (c) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, (d) recommended the adoption of this Agreement to the stockholders of the Company (the “Company Stockholders”), upon the terms and subject to the conditions set forth in this Agreement, and (e) directed that this Agreement be submitted to the Company Stockholders for approval;

WHEREAS, the parties intend that the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is adopted as a plan of reorganization for purposes of Section 354 and Section 361 of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement, the directors of the Company, in their respective capacities as stockholders, and certain other stockholders have entered into voting and support agreements with Parent, effective as of the date hereof, in the form attached hereto as Exhibit A (each a “Voting and Support Agreement”), collectively, the “Voting and Support Agreements”; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the above and the mutual representations, warranties, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

Article 1
THE MERGERS

1.1       First Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company pursuant to and with the effect provided in the Delaware General Corporation Law (the “DGCL”) The Company shall be the First Merger Surviving Corporation resulting from the First Merger and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the First Merger, the separate corporate existence of Merger Sub shall cease.

1.2        Closing. The closing of the First Merger (the “Closing”) will occur by electronic exchange of documents at 9:00 a.m. Eastern Time on a date which shall be the first Business Day of the first calendar month following the satisfaction or waiver (where legally permissible) of the latest to occur of the conditions set forth in Article 7 (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing), unless another date or place is agreed to in writing by the parties (the “Closing Date”).

1.3         Effective Time. At the Closing, the parties shall cause a certificate of merger (the “Delaware Certificate of Merger”), the form of which shall be agreed upon in good faith by the parties prior to the Closing, to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL in connection with the First Merger. The First Merger shall become effective at such time as the Certificate of Merger is accepted by the Secretary of State of the State of Delaware or at such other time as shall be agreed to by the Company and Parent and specified in the Delaware Certificate of Merger. The “Effective Time” shall mean the date and time when the First Merger becomes effective as set forth in the Delaware Certificate of Merger.

1.4        Effects of the First Merger. At and after the Effective Time, the First Merger shall have the effects set forth in the applicable provisions of the DGCL.

1.5        Conversion of Company Common Stock. At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, the Company, Merger Sub or the holder of any of the following securities:

(a)         Subject to Section 2.2(e), each share of common stock, $0.01 par value per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock owned by the Company as treasury stock or owned by the Company, Merger Sub or Parent (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) and except for Dissenting Shares, shall be converted into the right to receive 40.2685 (the “Exchange Ratio”) validly issued, fully paid, and nonassessable shares (the “Merger Consideration”) of common stock, par value $1.00 per share, of Parent (“Parent Common Stock”).

(b)         All of the shares of Company Common Stock converted into the right to receive Parent Common Stock pursuant to this Article 1 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of Parent Common Stock which such shares of Company Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Old Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock, or at Parent’s option, evidence of shares in book entry form (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio; provided that nothing contained in this sentence shall be construed to permit the Company or Parent to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c)         Notwithstanding anything to the contrary set forth in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised dissenters’ rights in respect of such shares (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s dissenters’ rights under applicable Law with respect to such shares) in accordance with Section 262 of the DGCL (the “Appraisal Statutes”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of such consideration as may be determined to be due in accordance with the Appraisal Statutes; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to dissent pursuant to the Appraisal Statutes, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Appraisal Statutes, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.5(a) above, without interest thereon, upon surrender of such shares of Company Common Stock. The Company shall give prompt notice to Parent of any demands received by the Company from a record or beneficial holder of Company Common Stock for appraisal, of any withdrawals of such demands, and of any other documents or instruments received by the Company related to the foregoing, and Parent shall direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to any such appraisal demands.

(d)         Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company, Parent or Merger Sub (in each case other than shares of Company Common Stock owned by the Company as treasury stock or owned by the Company, Merger Sub or Parent (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted)) shall be cancelled and shall cease to exist and neither the Merger Consideration or any other consideration shall be delivered in exchange therefor.

1.6         Parent Common Stock. At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the First Merger.

1.7         Merger Sub Common Stock. At and after the Effective Time, each share of Merger Sub, without par value (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, without par value, of the First Merger Surviving Corporation.

1.8         Articles of Incorporation of First Merger Surviving Corporation. At the Effective Time, the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation of the First Merger Surviving Corporation until thereafter amended in accordance with applicable Law.

1.9         Bylaws of First Merger Surviving Corporation. At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the First Merger Surviving Corporation until thereafter amended in accordance with applicable Law.

1.10      Directors and Officers of First Merger Surviving Corporation. The directors and officers of Merger Sub as of immediately prior to the Effective Time shall continue to serve as the directors and officers of the First Merger Surviving Corporation from and after the Effective Time.

1.11      Second Merger.

(a)            Subject to the terms and conditions of this Agreement, immediately following the Effective Time and as part of a single, integrated transaction, the Company shall be merged with and into Parent pursuant to and with the effect provided in the DGCL and the Georgia Business Corporation Code (the “GBCC”). Parent shall be the Surviving Corporation resulting from the Second Merger and shall continue its corporate existence under the laws of the State of Georgia. Upon consummation of the Second Merger, the separate corporate existence of the Company shall cease. In furtherance of the foregoing, Parent shall cause to be filed with (a) the Secretary of State of the State of Georgia, in accordance with the GBCC, the articles of merger (the “Georgia Certificate of Merger”) relating to the Second Merger and (b) the Secretary of State of the State of Delaware, in accordance with the DGCL, a certificate of merger relating to the Second Merger (the “Second Delaware Certificate of Merger”), and make any other filings, recordings or publications required to be made by the Company or Parent under the DGCL or GBCC in connection with the Second Merger. The Second Merger shall become effective at such time as such certificates are duly filed with the Secretary of State of the State of Delaware and Secretary of State of the State of Georgia or such other time set forth in the Georgia Certificate of Merger and the Second Delaware Certificate of Merger (such time hereinafter referred to as the “Second Effective Time”).

(b)         At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent or the First Merger Surviving Corporation, each share of common stock, no par value, of the First Merger Surviving Corporation shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)         At and after the Second Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain an issued and outstanding share of Parent Common Stock and shall not be affected by the Second Merger; it being understood that upon the Second Effective Time, the Parent Common Stock, including the shares issued to former holders of Company Common Stock, shall be the common stock of the Surviving Corporation.

(d)         At the Second Effective Time, the articles of incorporation of Parent in effect immediately prior to the Second Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

(e)         At the Second Effective Time, the bylaws of Parent in effect immediately prior to the Second Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

(f)         The directors and officers of Parent as of immediately prior to the Second Effective Time shall continue to serve as the directors and officers of the Surviving Corporation from and after the Second Effective Time.

1.12      Bank Merger. Immediately following the Second Merger, First National Bank of South Miami, a national banking association organized under the laws of the United States of America and direct, wholly-owned subsidiary of the Company (“Company Bank”), shall merge (the “Bank Merger”) with and into United Community Bank, a South Carolina state-chartered bank and wholly-owned subsidiary of Parent (“Parent Bank”). Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective immediately following the Second Effective Time. The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in the form attached hereto as Exhibit B (the “Bank Merger Agreement”). The Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such articles of merger or statements of merger and such other documents and certificates as are necessary to cause the Bank Merger to become effective immediately following the Effective Time.

Article 2
EXCHANGE OF SHARES

2.1         Parent to Make Merger Consideration Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of holders of Old Certificates, for exchange in accordance with this Article 2, certificates or, at Parent’s option, evidence of shares in book-entry form (collectively referred to herein as “New Certificates”), representing the shares of Parent Common Stock to be issued to holders of Company Common Stock, and cash in lieu of fractional shares (such cash and New Certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

2.2         Exchange of Shares.

(a)          As promptly as practicable after the Effective Time, but in no event more than five (5) days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article 1, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent), the form of which shall be agreed in good faith by the parties prior to the Closing, and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Parent Common Stock, and any cash in lieu of fractional shares, which the shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article 1 and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article 2, and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any cash in lieu of fractional shares payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Parent Common Stock which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive, and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)          No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article 2. After the surrender of an Old Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock which the shares of Company Common Stock represented by such Old Certificate had been converted into the right to receive.

(c)          If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)         After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Parent Common Stock and cash in lieu of fractional shares as provided in this Article 2.

(e)          Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) equal to the product of (i) the average closing sale price of Parent Common Stock on the five (5) full trading days immediately preceding the Closing Date as reported on the NASDAQ Global Select Market (“NASDAQ”), multiplied by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)          Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former stockholder of the Company that has not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of the shares of Parent Common Stock, cash in lieu of fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock such former stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)          Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction and withholding was made; provided, that, if deduction or withholding is required, Parent or the Exchange Agent, as the case may be, shall use reasonable best efforts to provide the Company with written notice of Parent or the Exchange Agent’s intention to withhold at least five (5) Business Days prior to any such withholding, and Parent and the Exchange Agent shall use commercially reasonable efforts to minimize any such Taxes.

(h)          In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Parent Common Stock, and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the applicable section of the disclosure memorandum delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Memorandum”) (it being understood that any information set forth in one section of the Company Disclosure Memorandum shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article 3 for which it is reasonably apparent on its face that such information is relevant to such other section), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1         Organization, Standing, and Power.

(a)          The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the Bank Holding Company Act of 1956 (the “BHC Act”). Company Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Each of the Company and Company Bank has the corporate power and authority to carry on its business as presently conducted and to own, lease, and operate its properties. Each of the Company and Company Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of the properties it owns or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Company Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, and the deposits of Company Bank are insured by the FDIC to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due in all material respects, and to the Company’s Knowledge, no proceedings for the termination of such insurance are pending or threatened. True, correct and complete copies of the Certificate of Incorporation of the Company and the Bylaws of the Company, each as in effect as of the date of this Agreement, have previously been made available by the Company to Parent. Except as set forth on Section 6.19(a) of the Company Disclosure Memorandum, the Company does not own, and since December 31, 2022 has not owned, any securities or other investment assets. Except as set forth on Section 6.19(b) of the Company Disclosure Memorandum, the Company and its Subsidiaries do not have any outstanding indebtedness for borrowed money and since December 31, 2022 have not repaid any indebtedness for borrowed money except in accordance with Section 6.19(b).

(b)          Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified or in good standing, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Company to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Section 3.1(b) of the Company Disclosure Memorandum lists all of the Company Subsidiaries, and for each Company Subsidiary, the jurisdiction of formation.

3.2         Authority of the Company; No Conflicts; Consents.

(a)          The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Company Stockholder Vote, all required consents and the Regulatory Approvals, to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Mergers and the Bank Merger have been duly and validly approved by the Board of Directors of the Company, and the Board of Directors of the Company has adopted this Agreement. The Board of Directors of the Company has determined that the Mergers, on the terms and conditions set forth in this Agreement, are in the best interests of the Company and its stockholders and has directed that this Agreement and the Transactions be submitted to the Company Stockholders for adoption and approval at a meeting of such stockholders in accordance with the terms of this Agreement and has adopted a resolution to the foregoing effect. Except for (i) the adoption and approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Stockholder Vote”) and (ii) the adoption and approval of the Bank Merger Agreement by the Company as Company Bank’s sole stockholder, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)         Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Company’s Charter Documents or any resolution adopted by the Board of Directors or the stockholders of the Company or any Company Subsidiary, or (ii) except as set forth on Section 3.2(b) of the Company Disclosure Memorandum violate, conflict with, constitute or result in a default under, the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require any consent pursuant to, or result in the creation of any Lien on any asset or property of the Company or any of its Subsidiaries under, any agreement, contract, instrument, arrangement or understanding, whether oral or written, that is legally binding (each, a “Contract”) or Permit of the Company or any of its Subsidiaries, or (iii) subject to receipt of the Regulatory Approvals, constitute or result in a default under, or require any consent pursuant to, any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets. As used in this Agreement, (A) the term “Permit” shall mean any grant, exemption, declaration, registration, filing, order, authorization, approval, consent, exception, accreditation, certificate, license, permit or franchise of, from or required by any Governmental Authority of competent jurisdiction or pursuant to any Law, and (B) the term “Order” shall mean any award, injunction, judgment, decree, determination, writ, stipulation, settlement, order, ruling or verdict or other similar decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

(c)          Except for the Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by the Company of the Mergers and the other transactions contemplated by this Agreement. As used in this Agreement, the term “Regulatory Approvals” shall mean the (i) the filing of applications, filings and notices, as applicable, with the NASDAQ by Parent, (ii) the filing with the SEC of the Registration Statement (which will include the Proxy Statement/Prospectus) by Parent and the declaration of effectiveness of the Registration Statement by the SEC, (iii) the filing of the Delaware Certificate of Merger and the Georgia Articles of Merger, (iv) approval of the Federal Reserve, FDIC, South Carolina Board of Financial Institutions and any other regulatory agency which is required to consummate the Transactions (including the Bank Merger), and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NASDAQ.

3.3         Capital Stock.

(a)          The authorized capital stock of the Company consists of 100,000 shares of Company Common Stock, of which, (i) 87,132 shares are issued and outstanding, and (ii) 12,868 are held in treasury. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of the Company may vote. No trust preferred or subordinated debt securities of the Company are issued or outstanding. There are no (A) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or valued by reference to, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company Common Stock or any other capital stock or voting securities of the Company or any of its Subsidiaries, or (B) outstanding subscriptions, options, warrants, rights of first refusal or similar rights, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. Except for the Voting and Support Agreements, the Company is not a party to, and to the Company’s Knowledge there are no, voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Company Common Stock or other equity interests of the Company. No Subsidiary of the Company owns any shares of Company Common Stock or other equity interests of the Company.

(b)          Except as set forth on Section 3.3(b) of the Company Disclosure Memorandum, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any license, sublicense, covenant, condition, restriction, option, right of first refusal or offer (or other third party right), liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, rights of first refusal or similar rights, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character obligating the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.4         Financial Statements.

(a)          Copies of (i) the Company’s consolidated audited financial statements including the financial information of the Company as of December 31, 2021, 2020 and 2019 and the related statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the years then ended (collectively, the “Audited Financial Statements”), (ii) the Consolidated Income Statement of Company Bank that were filed by Company Bank prior to the date hereof in 2022, 2021, 2020 and 2019 (collectively, the “Call Reports”) and (iii) the unaudited consolidated balance sheet of Company as of December 31, 2022 (the “Balance Sheet Date”) and the related statements of comprehensive income (loss) for the twelve-month period then ended (the “Unaudited Financial Statements”)] ((i), (ii) and (iii) collectively, the “Financial Statements”) have previously been made available to Parent.

(b)         Subject to the assumptions and qualifications set forth therein, the Financial Statements, when read together, (i) present fairly, in all material respects, the financial position of the Company and its Subsidiaries, at their dates and the results of operations and changes in stockholders’ equity of the Company for the periods indicated, (ii) have been prepared in accordance with the books and records of the Company and its Subsidiaries, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and (iv) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. As of their respective filing dates, the Call Reports complied in all material respects with all statutes and applicable rules and regulations of any applicable governmental agency or body, as the case may be. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2021, no independent public accounting firm of the Company has resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of, or in connection with, any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c)          Except as set forth in the Financial Statements or on any schedules hereto, neither the Company nor any of its Subsidiaries is liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any Person (other than debts or obligations of the Company or its Subsidiaries). Neither the Company nor any of its Subsidiaries is currently liable for, or obligated to pay, any deferred purchase price amount arising from the acquisition of the equity or assets of a Person.

(d)         The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not be reasonably likely to have either individually or in the aggregate a Material Adverse Effect on the Company. The Company and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with its management’s general or specific authorizations and (ii) transactions are recorded in conformity with GAAP and applicable Law. None of the Company, its Subsidiaries, or to the Company’s Knowledge, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries, has made any fraudulent entry on the books or records of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, senior executive officer, or auditor independent accountant of the Company or its Subsidiaries, has received written notice or otherwise obtained actual knowledge of any material weakness regarding the accounting or auditing practices, procedures or methods of the Company or any Subsidiary of the Company or their respective internal accounting controls.

(e)          The Company and its Subsidiaries have (i) implemented and at all times maintained disclosure controls and procedures to ensure that material information relating to the Company and its Subsidiaries is made known in a timely manner to the chief executive officer and the chief financial officer of the Company by others within those entities, and (ii) disclosed, based on the most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

3.5         Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material liability or obligation (whether absolute, accrued, contingent or otherwise), except for (a) those liabilities that are reflected or reserved against on the Financial Statements (including any notes thereto), (b) those liabilities incurred in the ordinary course of business consistent with past practice from the Balance Sheet Date through the date of this Agreement, (c) those liabilities incurred in connection with this Agreement and the Transactions, and (d) those liabilities and obligations, if any, set forth in Section 3.5 of the Company Disclosure Memorandum.

3.6         Absence of Certain Changes or Events. From the Balance Sheet Date through the date of this Agreement, except as set forth on the relevant subsection of Section 3.6 of the Company Disclosure Memorandum, (a) the Company and its Subsidiaries have operated in the ordinary course of business consistent with past practice, (b) there has not occurred any Material Adverse Effect with respect to the Company or its Subsidiaries and (c) there has been no action taken by the Company or any of its Subsidiaries that would have required Parent’s consent if the Company had been subject to Section 5.1(b) - 5.1(f), 5.1(h) - 5.1(k), 5.1(m), 5.1(n), 5.1(p) - 5.1(t) or 5.1(v) at such time.

3.7         Compliance with Laws.

(a)          The Company and each of its Subsidiaries are, and at all times have been, in compliance in all material respects with all applicable Laws and Orders, including the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Bureau of Consumer Financial Protection, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, fair lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act and the Paycheck Protection Program.

(b)         The Company and each of its Subsidiaries hold, and have at all times since January 1, 2020 held, all licenses, franchises, Permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the Company’s Knowledge, no suspension or cancellation of any such necessary license, franchise, Permit or authorization is threatened.

(c)          None of the Company, any Subsidiary of the Company, or to the Company’s Knowledge any of their respective directors or officers, employees, agents or other Persons acting at the direction of the Company or a Subsidiary of the Company has: (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (ii) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.

(d)          Neither the Company nor any of its Subsidiaries is in default in any material respect under or in violation of any term or provision of (i) its certificate of formation, certificate of incorporation, articles of organization, articles of incorporation, bylaws, operating agreement, limited liability company agreement, or other similar organizational document (collectively, “Charter Documents”), (ii) any Material Contract, or (iii) any material Permit which it holds.

(e)          The Company has implemented one or more policies addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies, fair lending policies, vendor risk management policies, policies related to compliance with the Foreign Corrupt Practices Act of 1977 and other material policies as may be required by any applicable Law for itself and its Subsidiaries, and a complete and correct copy of each such policy has been made available to Parent. Such policies comply in all material respects with the requirements of any Laws applicable thereto.

(f)          The Company maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law (“Personal Data”) against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the Company’s Knowledge, the Company has not experienced any Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. To the Company’s Knowledge, there are no data security or other technological vulnerabilities with respect to the Company’s information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

3.8         Legal Proceedings.

(a)          Except as set forth on Section 3.8(a) of the Company Disclosure Memorandum, there is no legal, administrative, arbitral, or other proceeding, claim, action, or governmental or regulatory investigation of any nature (each, a “Proceeding”) pending or, to the Company’s Knowledge, threatened, either (i) against the Company or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the Transactions.

(b)          Except as set forth on Section 3.8(b) of the Company Disclosure Memorandum, there is no Order either (i) outstanding against the Company or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(c)          To the Company’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any material Proceeding against the Company or any of its Subsidiaries.

3.9         Regulatory Matters. The Company and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2020 with (a) the OCC, (b) the Federal Reserve, (c) the FDIC, (d) any state regulatory authority, (e) any self-regulatory organization, and (f) any other applicable bank regulatory agencies ((a)-(f), collectively, the “Regulatory Agencies”) and have paid all applicable fees, premiums and assessments due and payable thereto. Since January 1, 2020, each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with applicable Law. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or since January 1, 2020, has been ordered to pay any civil money penalty by, or since January 1, 2020, has been the recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Authority of any kind (each, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since January 1, 2020 by any Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement. There is no material unresolved written violation, criticism, comment or exception by any Regulatory Agency or other Governmental Authority relating to the Company or any of its Subsidiaries. To the Company’s Knowledge, no Regulatory Agency or other Governmental Authority has initiated or has pending any proceeding or investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2020, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Authority with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2020. The Company has no Knowledge of any fact or circumstance related to it that would materially impede or delay receipt of any required Regulatory Approvals. Notwithstanding the foregoing, in no event shall this Section 3.9 require any disclosure to be made (or other action taken) that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. 261.2(c) and as identified in 12 C.F.R. 309.5(g)(8)) of a Governmental Authority by any party to this Agreement where such disclosure is prohibited by applicable Law.

3.10      Tax Matters.

(a)          (i) All federal and state income Tax Returns and all other material Tax Returns that were or are required to be filed on or before the Closing Date by the Company or its Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws; (ii) all Taxes due and owing by the Company or its Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date; (iii) all deficiencies asserted in writing or assessments made in writing by the relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) have been or will be timely paid in full on or before the Closing Date; and (iv) no issues that have been raised by a relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) are pending or unresolved as of the date of this Agreement, or, if pending or unresolved, have been specifically identified by the Company to Parent and adequately reserved for in the Financial Statements. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return, other than an extension granted in the ordinary course of business.

(b)         No federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or presently being conducted with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received from any federal, state, local or non-U.S. taxing authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Company or any of its Subsidiaries. Section 3.10(b) of the Company Disclosure Memorandum lists all state and federal Tax Returns filed by the Company and its Subsidiaries for taxable periods ended on or after December 31, 2018, indicates those state and federal Tax Returns that have been audited and indicates those state and federal Tax Returns that currently are the subject of audit. Parent has received true, correct and complete copies of all material federal and state Tax Returns, or been provided access to correct and complete copies of all such Tax Returns, filed by the Company for taxable periods ended on or after January 1, 2020, and have received all examination reports and statements of deficiencies related to federal and state income Tax assessed against or agreed to by the Company with respect to those taxable periods.

(c)          There are no Liens on the Company’s or any of its Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Liens for Taxes not yet due and payable or which the validity thereof is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the Financial Statements.

(d)          Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency that is currently in effect.

(e)         To the Company’s Knowledge, the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(f)          Except as set forth on Section 3.10(f) of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries is (or has been) a party to any Tax allocation, tax sharing, or tax indemnitee agreement. Neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal Tax Return for which the statute of limitations is open (other than a group the common parent of which was the Company); or (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) as a transferee, successor, by contract or otherwise. Any Tax allocation, tax sharing, or tax indemnity agreement that is listed on Section 3.10(f) of the Company Disclosure Memorandum will be terminated as of the day of the Effective Time and will have no further effect for any taxable year (whether the current year, a future year or a past year). As of the Closing Date, the Company and its Subsidiaries shall have no further liability or claim under such Tax allocation, tax sharing, or tax indemnity agreements except as set forth in Section 3.10(f) of the Company Disclosure Memorandum.

(g)          Except as set forth on Section 3.10(g) of the Company Disclosure Memorandum, there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company or any Subsidiary of the Company is a party and that could be treated as a partnership for federal income Tax purposes.

(h)         Neither the Company nor any Subsidiary of the Company has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

(i)           No claim has been made in the last five (5) years in writing by a taxing authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company (or such Subsidiary) is or may be subject to taxation by that jurisdiction nor is there any factual or legal basis for any such claim.

(j)           Neither the Company nor any Subsidiary of the Company has distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(k)          Neither the Company nor any Subsidiary of the Company is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)           Neither the Company nor any Subsidiary of the Company participates in or cooperates with (or has at any time participated in or cooperated with) an international boycott within the meaning of Section 999 of the Code.

(m)        Neither the Company nor any Subsidiary of the Company has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2).

(n)         Except as set forth on Section 3.10(n) of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries has obtained a private letter ruling or closing agreements from the IRS (or any comparable ruling from any other taxing authority).

(o)         Neither the Company nor any Subsidiary of the Company is or has at any time been (i) a “controlled foreign corporation” as defined by Section 957 of the Code; (ii) a “personal holding company” as that term has been defined from time to time in Section 542 of the Code; (iii) a “passive foreign investment company” nor has the Company or any Subsidiary at any time held directly, indirectly, or constructively shares of any “passive foreign investment company” as that term has been defined from time to time in Sections 1296 or 1297 of the Code.

(p)         The Company and each Subsidiary of the Company is in full compliance with all the terms and conditions of any Tax exemption or other Tax reduction agreement or order of a foreign or state government, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.

(q)         Except as set forth on Section 3.10(q) of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the payment of any amount for which a deduction would be disallowed by reason of Sections 280G (as determined without regard to Section 280G(b)(4)) (or any corresponding provision of state, local or non-U.S. Tax law), 162 (other than 162(a)), or 404 of the Code.

(r)          Neither the Company nor any Subsidiary of the Company has been, nor will any of them be, required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the day of the Effective Time (i) pursuant to Sections 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events, or accounting methods employed prior to the Mergers, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) as a result of any prepaid amount received on or prior to the day of the Effective Time; (iv) as a result of an election under Section 108(i) of the Code; or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(s)          The Company and its Subsidiaries have complied in all material respects with all applicable unclaimed property Laws. The Company’s and each Subsidiary’s records are adequate to permit a Governmental Authority or other outside auditor to confirm the foregoing representation.

(t)          The unpaid Taxes of the Company and each Subsidiary (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and each Subsidiary of the Company in filing its Tax Returns. Since the Balance Sheet Date, neither the Company nor any Subsidiary of the Company has incurred any liability for Taxes arising from any extraordinary transaction, outside the ordinary course of business consistent with past custom and practice.

(u)          The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

(v)          The Company has made reasonable efforts to provide or make available to Parent all of the Company’s and its Subsidiaries’ books and records with respect to Tax matters pertinent to the Company or its Subsidiaries relating to any Tax periods commencing on or before the Closing Date including all Tax opinions relating to and in the audit files of the Company or its Subsidiaries.

(w)         Neither the Company nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(x)          As used in this Agreement, (i) the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon, and (ii) the term “Tax Return” means any return, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.

3.11      Labor Relations.

(a)         There is no labor strike, dispute, slowdown, stoppage or lockout pending or, to the Company’s Knowledge, threatened against or affecting the Company or its Subsidiaries. Neither the Company nor any Subsidiary of the Company is a party to any collective bargaining agreement or similar labor agreement. The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law. The Company and its Subsidiaries have not received any written notice that any Governmental Authority responsible for the enforcement of labor or employment laws, rules or regulations intends to conduct an investigation with respect to or relating to the Company or its Subsidiaries and, to the Company’s Knowledge, no such investigation is in progress.

(b)          Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated a “mass layoff” as defined in the WARN Act affecting any site of employment or facility of the Company or its Subsidiaries.

(c)           Except as set forth on Section 3.11(c) of the Company Disclosure Memorandum, neither the Company or its Subsidiaries is a party to any Contract with respect to the employment of any officer, director, employee or consultant that is not terminable at will and without any penalty or other severance or obligation.

(d)          Section 3.11(d) of the Company Disclosure Memorandum sets forth a complete list of all employees of the Company and its Subsidiaries and their basic employment data (including, without limitation, with respect to each such employee, current salary or wage, total compensation for 2022, current target bonus opportunity, date of hire, status as full or part-time, status as active or on-leave (and type of leave) and exempt or non-exempt and office location).

(e)          None of the Company and its Subsidiaries has incurred any workers’ compensation liability outside of its ordinary course of business. The Company and each of its Subsidiaries have paid or accrued all current assessments under workers’ compensation legislation, and neither the Company nor any of its Subsidiaries has been subject to any special or penalty assessment under such legislation that has not been paid.

(f)           Except as set forth on Section 3.11(f) of the Company Disclosure Memorandum, there are no employment agreements, severance agreements or similar arrangements to which the Company or a Subsidiary of the Company is a party.

(g)           Except as set forth on Section 3.11(g) of the Company Disclosure Memorandum, there are no non-solicitation, non-competition, non-disclosure, non-interference agreements between the Company or a Subsidiary of the Company and any current or former employee of the Company or a Subsidiary of the Company.

(h)            Except as set forth on Section 3.11(h) of the Company Disclosure Memorandum, to the Company’s Knowledge, there are no non-solicitation, non-competition, non-disclosure, non-interference agreements between any of current employees of the Company or its Subsidiaries and any third party.

3.12          Employee Benefit Plans.

(a)            Section 3.12(a) of the Company Disclosure Memorandum sets forth a true and complete list of each plan, policy, agreement or arrangement (including without limitation any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA) with respect to which the Company or any of its Affiliates has or may have any liability, or whereby the Company and any of its Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or other individual of the Company or a Company Subsidiary, including, without limitation, any profit sharing, “golden parachute,” deferred compensation, incentive compensation, commissions, stock option or other equity-based compensation, stock purchase, Code Section 125 cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, perquisite, vacation, paid-time off or sick leave, pension, retirement, health or insurance plans, policies, agreements, or arrangements (each, an “Employee Benefit Plan”). Section 3.12(a) of the Company Disclosure Memorandum separately identifies those Employee Benefit Plans that are sponsored or maintained by the Company or a Company Subsidiary (each, a “Company Benefit Plan”) and those Employee Benefit Plans that are sponsored or maintained by an entity other than the Company or a Company Subsidiary (each, an “Other Entity Benefit Plan”). The Company has not been notified that any Employee Benefit Plan is undergoing an audit or is subject to an investigation by any of the IRS, the United States Department of Labor (the “DOL”) or other Governmental Authority.

(b)            With respect to each Company Benefit Plan, complete and correct copies of the following documents have been furnished to Parent: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles (including, without limitation, contracts with service providers and insurers) with respect to each such Company Benefit Plan and, in the case of any such Company Benefit Plan that is not in written form, a description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past three years, if applicable; (iv) Forms 1094 and 1095 for 2017, 2018, 2019, 2020, and 2021; (v) the most recent IRS determination letter or opinion letter and any pending application with respect to each such Company Benefit Plan which is intended to qualify under Section 401(a) of the Code; (vi) current ERISA bonds; and (vii) all non-routine correspondence to and from the IRS, DOL, or any other Governmental Authority within the past three (3) years relating to any such Company Benefit Plan (which, for the avoidance of doubt, excludes the documentation provided under (iii) and (v) above). With respect to each Other Entity Benefit Plan, complete and correct copies of the summary plan description and any material modifications thereto have been furnished to Parent.

(c)            Except as set forth on Section 3.12(c) of the Company Disclosure Memorandum, with respect to each Employee Benefit Plan: (i) such Employee Benefit Plan has been administered in all material respects in compliance with its terms and with all applicable Laws, including ERISA, the Code, the Health Insurance Portability and Accountability Act and the Patient Protection and Affordable Care Act, and any regulations or rules promulgated thereunder; (ii) no Proceedings are pending, or to the Company’s Knowledge, threatened; (iii) all premiums, contributions, or other payments required to have been made by applicable Law or under the terms of any such Employee Benefit Plan or any Contract relating thereto as of the Closing Date have been made; (iv) all material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly filed or distributed; (v) no penalty has been assessed, or is reasonably expected to be assessed, with respect to any such Employee Benefit Plan by any Governmental Authority; and (vi) to the Company’s Knowledge, no non-exempt “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code.

(d)            With respect to each Employee Benefit Plan intended to qualify under Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which the Company is entitled to rely under IRS pronouncements, and no such determination letter, opinion letter or advisory letter has been revoked nor has revocation been threatened, and, to the Company’s Knowledge, there are no circumstances and no events have occurred that could adversely affect the qualified status of any such Employee Benefit Plan or the related trust.

(e)            All contributions (including, without limitation, all employer contributions and employee salary reduction contributions), premiums and benefit payments required by and due from the Company and a Company Subsidiary under or in connection with the terms of each Employee Benefit Plan have been made within the time periods prescribed by each such Employee Benefit Plan, ERISA and the Code.

(f)            Except as set forth on Section 3.12(f) of the Company Disclosure Memorandum, each Company Benefit Plan may be amended, terminated or otherwise modified by the Company in its sole discretion, including the elimination of any and all future benefit accruals thereunder, without any adverse consequences to the Company, other than providing COBRA benefits to qualified beneficiaries of any such Company Benefit Plan that is a group health plan. No communications or provision of any such Company Benefit Plan has failed to effectively reserve the right of the Company to so amend, terminate or otherwise modify such Company Benefit Plan. Except as set forth on Section 3.11(f) of the Company Disclosure Memorandum, neither the Company nor any Company Subsidiary has announced its intention to modify or terminate any Company Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan. Except as set forth on Section 3.11(f) of the Company Disclosure Memorandum, each asset held under each Employee Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge, comparable liability, or consent of a Person, other than the Company or the trustee of such plan.

(g)            Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in accordance with Section 409A of the Code and applicable guidance thereunder in all material respects. No payment to be made under any Employee Benefit Plan is or will be subject to the penalties of Section 409A(a)(1) of the Code. Neither the Company nor any Company Subsidiary has any obligations to any employee or other service provider to make any reimbursement or other payment with respect to any Tax imposed under Section 409A of the Code.

(h)            No Company Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(i)            Except as set forth on Section 3.12(i) of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) result in any payment (including, without limitation, any separation, severance, termination, retention, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or similar payments or benefits) becoming due, or increase the amount of compensation due, to any current or former employee, officer, director or other individual of the Company or any Subsidiary of the Company; (ii) increase any benefits payable under any Employee Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such compensation or benefits.

(j)            Except as set forth on Section 3.12(j) of the Company Disclosure Memorandum, neither the Company nor any Subsidiary of the Company has announced any type of plan or binding commitment to create any additional Employee Benefit Plan, to enter into any agreement with any current or former employee, officer, director, or other individual or to amend or modify any existing Employee Benefit Plan or agreement with any current or former employee, officer, director, or other individual.

(k)            Except as set forth on Section 3.12(k) of the Company Disclosure Memorandum, neither the Company, any Subsidiary of the Company nor any Employee Benefit Plan provides (or will provide) health or other welfare benefits to one or more former employees, officers, directors, or other individuals (including dependents of any of the foregoing) other than benefits that are required to be provided pursuant to the applicable requirements of COBRA. The Company and its Subsidiaries and the sponsors and administrators of the Employee Benefit Plans have at all times complied with COBRA in all material respects, and have maintained adequate records to evidence such compliance.

(l)            No Employee Benefit Plan is, and neither the Company, any Company Subsidiary nor any ERISA Affiliate maintains or contributes to, or has at any time maintained or contributed to, or has any liability, whether actual or contingent under, a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code. No Employee Benefit Plan is or was at any time a multiemployer plan, as defined in Section 3(37) of ERISA, and neither the Company, any Company Subsidiary nor any ERISA Affiliate has ever contributed to, or had an obligation to contribute to, or incurred any liability with respect to, any multiemployer plan. None of the Employee Benefit Plans are part of, or have at any time been part of, a multiple employer welfare arrangement, as that term is defined in ERISA Section 3(40). No Employee Benefit Plan is or was at any time a multiple employer plan, as described in Code Section 413(c) or ERISA Sections 4063 or 4064, and neither the Company, any Company Subsidiary nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to any such plan. For purposes of this Agreement, “ERISA Affiliate” means, with respect the Company or any Company Subsidiary, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company or any Company Subsidiary, or that is, or was at the relevant time, a member of the same “controlled group” as the Company or any Company Subsidiary pursuant to Section 4001(a)(14) of ERISA.

(m)            Section 3.12(m) of the Company Disclosure Memorandum sets forth a complete list of all severance and termination benefits with respect to which the Company or any Subsidiary of the Company has or will have any liability, under any Employee Benefit Plan or other employment agreement, severance agreement, program, practice, or arrangement.

(n)            The consummation of the transactions contemplated by this Agreement will not require the funding (whether on a formal or informal basis, through a grantor trust or otherwise) of the benefits under any Employee Benefit Plan for which funding the Company, any Company Subsidiary or, following the Closing, Parent could have any liability or obligation.

(o)            No current or former employees of the Company, any Company Subsidiary or any ERISA Affiliate participate or participated in any Employee Benefit Plan pursuant to the terms of a collective bargaining agreement.

(p)            Except as set forth on Section 3.12(p) of the Company Disclosure Memorandum, the 401(k) Plan is not funded with and does not allow for payments, investments, or distributions in any employer security of the Company or any Company Subsidiary (including employer securities as defined in Section 407(d)(1) of ERISA), or employer real property as defined in Section 407(d)(2) of ERISA.

(q)            Except as set forth on Section 3.12(q) of the Company Disclosure Memorandum, no non-exempt reportable event within the meaning of Section 4043 of ERISA, and no event described in Sections 4062 or 4063 of ERISA, has occurred in connection with any Employee Benefit Plan for which the Company, any Company Subsidiary, ERISA Affiliate or, after the Closing, Parent, could have any liability, and neither the Company, any Company Subsidiary nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

(r)            No Employee Benefit Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Code Sections 419 or 419A.

(s)            Neither the Company nor any of its Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Sections 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

(t)            Each Employee Benefit Plan that covers current or former employees (including leased employees) of the Company or any Company Subsidiary satisfies the requirements of the Patient Protection and Affordable Care Act (including any successor law) and the regulations and guidance issued thereunder, such that there is no reasonable expectation that any Tax or penalty could be imposed pursuant to such law that relates to such group health plan.  No condition exists that could cause the Company or any of its Subsidiaries or their respective ERISA Affiliates to have any liability for any assessable payment under Section 4980H of the Code. No event has occurred or condition exists that could subject the Company or any of its Subsidiaries or their respective ERISA Affiliates to any liability on account of a violation of the health care requirements of Part 6 or 7 of Title I of ERISA or Section 4980B or Section 4980D of the Code. The Company and each of its Subsidiaries have maintained records that are sufficient to satisfy the reporting requirements under Sections 6055 and 6056 of the Code, to the extent required, for all periods of time up to and through the Closing Date. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has modified the employment or service terms of any employee or service provider for the purpose of excluding such employee or service provider from full-time status for purposes of the Patient Protection and Affordable Care Act.

(u)            Each individual who is classified by the Company or any Subsidiary as an independent contractor has been properly classified for purposes of participation in, and benefit accrual under, each Employee Benefit Plan.

(v)            Neither the Company nor any Company Subsidiary has any obligations or outstanding liabilities with respect to any Other Entity Benefit Plan that have not been satisfied as of the date hereof.

3.13            Material Contracts. Section 3.13 of the Company Disclosure Memorandum sets forth a list of each of the following Contracts of the Company (each, a “Material Contract”):

(a)            any lease of real property;

(b)            any Contract for the purchase, sale, license or lease of tangible or intangible property or services (including materials, supplies, goods, services, equipment or other assets) (other than those specified elsewhere in this definition) that provides for aggregate annual payments or obligations of $200,000 or more;

(c)            any employment agreement, severance agreement, retention agreement, change of control agreement, consulting agreement or similar Contract that is with any director or executive officer of the Company or its Subsidiaries;

(d)            any partnership, joint venture or other similar Contract;

(e)            any Contract relating to the acquisition or disposition of any business or operations or, other than in the ordinary course of business, any assets or liabilities (whether by merger, sale of stock, sale of assets, outsourcing or otherwise);

(f)            any indenture, mortgage, promissory note, loan agreement, guarantee, sale and leaseback agreement, capitalized lease or other agreement or commitment by the Company or its Subsidiaries for the borrowing of money or the deferred purchase price of property or its Subsidiaries (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement or commitment with an aggregate outstanding principal amount not exceeding $200,000;

(g)            any Contract that creates future annual payments or obligations in excess of $200,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty or payment upon notice of sixty (60) days or less;

(h)            any naming rights, license, franchise or similar Contract, other than non-exclusive licenses granted to the Company or any of its Subsidiaries for the use of commercially available off-the-shelf software or information technology services;

(i)            any settlement, consent, or similar Contract (including with a Governmental Authority) that contains any continuing material obligations of the Company or any of its Subsidiaries;

(j)            any Related Party Agreement;

(k)            any exclusive dealing or third-party referral agreement, or commission-sharing arrangement or co-marketing arrangement, including, any finder’s agreement imposed on the Company or its Subsidiaries, or any Contract that contains non-competition or non-solicitation covenants that limit or purport to limit the freedom of the Company or its Subsidiaries to compete in any line of business or with any Person or in any area, or to solicit the business of any Person or category of Persons; and

(l)            any Contract that grants any right of first refusal, right of first offer, most favored nation or similar right with respect to any assets, rights or property of the Company or its Subsidiaries, or that provides for the Company or any of its Subsidiaries to be the exclusive or preferred provider or recipient of any product or service obligations.

All Material Contracts are valid and binding agreements of the Company or its Subsidiaries, as applicable, and are in full force and effect and are enforceable in accordance with their terms except as such enforceability may be limited by the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. Neither the Company nor any of its Subsidiaries is in violation or breach of or default under any Material Contract in any material respect. To the Company’s Knowledge, no third party is in violation or breach of or default under any Material Contract in any material respect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. No third-party counterparty to any Material Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Material Contract.

3.14            Title to Assets; Real Property.

(a)            Except as set forth on Section 3.14(a) of the Company Disclosure Memorandum, as of the date of this Agreement, the Company or one of its Subsidiaries has, and as of the Closing, the Company or one of its Subsidiaries will have good and marketable title or a valid leasehold interest in, easement or right to use all of its assets and properties, including those reflected on the Balance Sheet as being owned or leased, as applicable (except for assets sold or otherwise disposed of or leases that have expired since the Balance Sheet Date in the ordinary course of business), and none of such properties or assets is subject to any Liens other than Permitted Liens. Except as disclosed in Section 3.14(a) of the Company Disclosure Memorandum, all such properties and assets are in good operating condition and repair, ordinary wear and tear expected, and, in all material respects, are fit for the uses to which they are being put.

(b)            Section 3.14(b) of the Company Disclosure Memorandum sets forth a true, correct and complete list of all real property owned by the Company or one of its Subsidiaries other than “real estate owned” (“OREO”) acquired as a result of debts previously contracted or exercising remedies under loans held by the Company or one of its Subsidiaries and which are not used for the operations of the Company (together with any buildings, structures, fixtures or other improvements thereon, the “Owned Real Property”). The Company or one of its Subsidiaries has, and as of the Closing will have, good, marketable and insurable fee simple title interest in and to all Owned Real Property, free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”).

(c)            Section 3.14(c) of the Company Disclosure Memorandum sets forth a true, correct and complete list of all leases pursuant to which the Company or one of its Subsidiaries is a lessee or lessor (the “Leases”) of any real property (together with any buildings, structures, fixtures or other improvements thereon, the “Leased Property” and, together with the Owned Real Property, the “Real Property”). All such Leases are valid, legally binding, in full force and effect, and enforceable in accordance with their terms, subject to the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. Other than as set forth on Section 3.14(c) of the Company Disclosure Memorandum, there is not under any of the Leases: (i) any material default by the Company or its Subsidiaries or any circumstance which with notice or lapse of time, or both, would constitute a default; or (ii) to the Company’s Knowledge, any default or claim of default against any lessor to or lessee of the Company or its Subsidiaries, or any event of default or event which with notice or lapse of time, or both, would constitute a default by any such lessor or lessee. The consummation of the Transactions will not result in a breach or default under any of the Leases, and, except as set forth on Section 3.14(c) of the Company Disclosure Memorandum and specifically identified as such, no consent of or notice to any third party is required as a consequence thereof. The Company has made available to Parent true, correct and complete copies of the Leases, and no Lease has been modified in any respect since the date it was made available. Except as set forth on Section 3.14(c) of the Company Disclosure Memorandum, none of the property subject to a Lease is subject to any sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof. Neither the Company nor any of its Subsidiaries has received written notice that the landlord with respect to any real property lease would refuse to renew such lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals. There are no pending or, to the Company’s Knowledge, threatened condemnation proceedings against the Real Property.

3.15            Environmental Matters.

(a)            Except as set forth on Section 3.15(a) of the Company Disclosure Memorandum, (i) no notice, notification, demand, request for information, citation, summons or order has been received by the Company or any of its Subsidiaries, no complaint has been filed against the Company or any of its Subsidiaries, no penalty has been assessed against the Company or any of its Subsidiaries, and no government investigation, private investigation, action, claim or suit, including by any third party, is pending or, to the Company’s Knowledge, is threatened against the Company or any of its Subsidiaries by any Governmental Authority or other Person, in each case relating to or arising out of any Environmental Law; (ii) to the Company’s Knowledge, there is no reasonable basis for any notice, notification, demand, request for information, citation, summons, order, complaint, penalty, investigation, action, claim or suit referred to in subclause (i) above, (iii) the Company, each of its Subsidiaries, the Real Property and, to the Company’s Knowledge, all OREO are, and have been, in compliance in all material respects with all Environmental Laws and all Permits relating to Environmental Law matters; (iv) neither the Company nor any of its Subsidiaries is conducting or paying for any response or corrective action under any Environmental Law at any location; and (v) neither the Company nor any of its Subsidiaries is party to any agreement, Order, letter agreement, settlement agreement or memorandum of agreement that imposes any obligations under any Environmental Law. Each of the Company and its Subsidiaries has developed, incorporated into its policies and is undertaking commercially reasonable risk management procedures in connection with its origination and servicing of loans, including in the exercise of any rights in the event of a borrower default, so as to minimize any potential liability to the Company or any of its Subsidiaries under any Environmental Laws.

(b)            Except as set forth on Section 3.15(b) of the Company Disclosure Memorandum, to the Company’s Knowledge, there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability, including liability to third parties, under applicable Environmental Laws.

(c)            Except as set forth on Section 3.15(c) of the Company Disclosure Memorandum, no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to the Company or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or could reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Law.

(d)        The Company has delivered to Parent true, correct and complete copies and results of any reports, studies, analyses, tests, communications or other monitoring documents in the possession, custody or control of the Company pertaining to Hazardous Substances at the Real Property, and to the Company’s Knowledge, all OREO, concerning compliance by the Company or any of its Subsidiaries with Environmental Laws.

(e)            As used in this Agreement, “Hazardous Substance” means (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (ii) any petroleum or petroleum-derived products, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, radon and polychlorinated biphenyls in concentrations or forms regulated by Environmental Law.

3.16            Intellectual Property

. Section 3.16 of the Company Disclosure Memorandum sets forth, as of the date of this Agreement, a list of all Intellectual Property rights that are material to the conduct of the business of the Company, as presently conducted. The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. (a) (i) To the Company’s Knowledge, the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (ii) no Person has asserted in writing to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person, (b) to the Company’s Knowledge, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries, and (c) neither the Company nor any Company Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary, and the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries that is necessary to the conduct of business of the Company, as presently conducted. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.17            Related Party Transactions. Except as set forth on Section 3.17 of the Company Disclosure Memorandum, since December 31, 2021, there have been no transactions, arrangements or Contracts, nor are there any currently proposed transactions, arrangements or Contracts, between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or its Subsidiaries (other than the Company and its wholly owned Subsidiaries), director or executive officer of the Company or any of its Subsidiaries, or equity holder of the Company or any of its Subsidiaries (or any of the foregoing persons’ immediate family members or Affiliates (other than the Company and its Subsidiaries)), on the other hand, or any insurance policies of the Company or any of its Subsidiaries brokered, administered, serviced, shared or maintained by any Affiliate of the Company or its Subsidiaries (other than the Company and its wholly owned Subsidiaries) (any such Person a “Company Related Party” and any such arrangement, policy or Contract, a “Related Party Agreement”).

3.18      Loans.

(a)            Each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by the Company and its Subsidiaries (collectively, “Loans”) (i) complies in all material respects with all applicable Laws, (ii) has been made, entered into or acquired by the Company or one of its Subsidiaries in accordance with customary loan policies approved by the Company’s Board of Directors, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and what they purport to be, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, the Company or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is in full force and effect, and (v) to the Company’s Knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided that the enforcement of each of (iii) and (v) above may be limited by the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. None of the rights or remedies under the documentation relating to the Loans has been amended, modified, waived, subordinated or otherwise altered by the Company or its Subsidiaries, except as evidenced by a written instrument which is a part of the file with respect to such Loans made available to Parent and was entered into by the Company or a Subsidiary in good faith and in its ordinary course of business. For purposes of this Section 3.18(a), the phrase “enforceable in accordance with its terms” as it relates to a Loan does not mean that the borrower has the financial ability to repay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.

(b)            The Company and its Subsidiaries have previously disclosed a complete and correct list of all Loans that, as of the Balance Sheet Date (i) are contractually past due ninety (90) days or more in the payment of principal and/or interest, (ii) are on nonaccrual status or (iii) are classified as “Watch List,” “Special Mention,” “Substandard,” “Doubtful” or “Loss,” (or words of similar import) together with the principal amount on each such Loan and the identity of the obligor thereunder. Section 3.18(b) of the Company Disclosure Memorandum sets forth a complete list of other real estate owned, acquired by foreclosure or by deed in-lieu thereof and owned by the Company or its Subsidiaries as of the Balance Sheet Date, including the book value thereof. True, correct and complete copies of the currently effective lending policies and practices of the Company and each of its Subsidiaries have been made available to Parent.

(c)            Each outstanding Loan (including Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents in all material respects, the Company’s underwriting and servicing standards in all material respects (and, in the case of Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with all applicable Laws in all material respects and applicable requirements of any government-sponsored enterprise program in all material respects. The Company and its Subsidiaries have properly fulfilled in all material respects their contractual responsibilities and duties with respect to any Loan in which they act as the lead lender or servicer and have complied in all material respects with their duties as required under applicable regulatory requirements.

(d)            Except as set forth on Section 3.18(d) of the Company Disclosure Memorandum, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of the Company or its Subsidiaries, as applicable.

(e)            The Company has made available to Parent true and correct copies of the loan files, requested in writing by Parent, related to the Loans. Such files contain, in all material respects, all of the documents and instruments relating to such Loans.

(f)            All payments made on the Loans have been properly credited to the respective Loan.

(g)            Except as set forth in Section 3.18(g) of the Company Disclosure Memorandum, as to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, and will remain in full force and effect following the Closing Date, in each case, without any further action by the Company or its Subsidiaries’ subject to the Company fulfilling its obligations under the Small Business Administration Agreement that arise after the date hereof.

(h)            Section 3.18(h) of the Company Disclosure Memorandum sets forth a list of all Loans by the Company and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries. There are no Loans to any employee, officer, director or other Affiliate of the Company on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement. All such Loans are and were made in compliance in all material respects with all applicable Laws. Each Loan disclosed on Section 3.18(h) of the Company Disclosure Memorandum has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arm’s-length transactions, did not involve more than the normal risk of collectability or present other unfavorable features.

3.19            Mortgage Banking Business. Except as set forth on Section 3.19 of the Company Disclosure Memorandum:

(a)            The Company and its Subsidiaries have complied in all material respects with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company and its Subsidiaries satisfied in all material respects, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company and its Subsidiaries and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer, and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.

(b)            No Agency, Loan Investor or Insurer has (i) claimed in writing that the Company or its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Company or its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of the Company or its Subsidiaries or (iii) indicated in writing to the Company or its Subsidiaries that it has terminated or intends to terminate its relationship with the Company or its Subsidiaries for poor performance, poor loan quality or concern with respect to the Company’s or its Subsidiaries’ compliance with laws.

(c)            As used in this Agreement, (i) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (x) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any of its Subsidiaries or (y) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities, (ii) “Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or any of its Subsidiaries or a security backed by or representing an interest in any such mortgage loan, and (iii) “Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

3.20        Allowance for Loan Losses. The allowances for loan and lease losses and for credit losses contained in the Financial Statements and the allowance for loan and lease losses and for credit losses shown on any financial statements delivered in accordance with Section 6.12, as the case may be, were and will be established in accordance with the practices and experiences of the Company and its Subsidiaries and were and will be in accordance with the requirements of GAAP.

3.21        Interest Rate Risk Management Instruments. Except as set forth on Section 3.21 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries is a party to any interest rate swaps, caps, floors, derivative, hedge, foreign exchange or currency purchase or sale agreements, option agreements, futures and forward contracts or other similar derivative transactions and risk management arrangements or agreements. All instruments, agreements and arrangements set forth on Section 3.21 of the Company Disclosure Memorandum were entered into in the ordinary course of business consistent with past practice and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their, and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.22        Deposits. The deposit accounts of Company Bank are insured by the FDIC to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid. All interest has been properly accrued on the deposit accounts of Company Bank, and Company Bank’s records accurately reflect such accrual of interest. Except as disclosed on Section 3.22 of the Company Disclosure Memorandum, the deposit accounts of Company Bank have been originated and in accordance with the terms of the respective governing documents and in compliance with all applicable Laws. Neither the Company nor Company Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Company Bank. There is no action by the FDIC to terminate Company Bank’s deposit insurance and Company Bank has not received any written claim or notice threatening action alleging any of the foregoing. Except as set forth on Section 3.22 of the Company Disclosure Memorandum, none of the deposits of Company Bank are “brokered deposits” as such term is defined in 12 C.F.R. 337.6(a)(2).

3.23        Investment Portfolio. All investment securities held by the Company or its Subsidiaries, as reflected in the Financial Statements, are carried in accordance with GAAP and in a manner consistent with the applicable guidelines issued by applicable bank regulatory agencies. Each of the Company and its Subsidiaries have good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the Financial Statements or in Section 3.23 the Company Disclosure Memorandum and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of the Company or its Subsidiaries.

3.24        Bank Secrecy Act, Anti-Money Laundering and OFAC, and Customer Information. The Company is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (a) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (b) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company or Company Bank pursuant to 12 C.F.R. Part 364. The Company is not aware of any facts or circumstances that would cause it to believe that any non-public customer information or information technology networks controlled by and material to the operation of the business of the Company and its Subsidiaries has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. The Board of Directors of the Company (or, where appropriate, the Board of Directors (or similar governing body) of any of the Company’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

3.25        CRA Compliance. Company Bank is “well capitalized” (as that term is defined at 12 C.F.R. 325.103) and its most recent examination rating under the Community Reinvestment Act, as amended (“CRA”), was “satisfactory” or better. To the Company’s Knowledge, there is no fact or circumstance or set of facts or circumstances under which the Company would reasonably expect the (x) Company Bank to receive any notice of non-compliance with such provisions of the CRA or (y) the Company Bank’s CRA rating to decrease below the “satisfactory” level. To the Company’s Knowledge, there is no reason that the Company’s CRA rating would result in the Regulatory Approvals being denied or delayed.

3.26        Insurance. Each of the Company and its Subsidiaries are insured against such risks and in such amounts as are adequate and as the management of the Company reasonably has determined to be prudent and customary with respect to their businesses, properties and assets by insurers of recognized financial responsibility. The Company maintains directors’ and officers’ liability insurance and fiduciary liability insurance. Section 3.26 of the Company Disclosure Memorandum sets forth (a) a list of all insurance policies maintained with respect to the business and assets of the Company and its Subsidiaries, (b) all coverage limits, premiums and costs with respect to such insurance policies, and (c) all claims made under such insurance policies since January 1, 2020, the underlying incidents and dates of such claims, the insurance proceeds recovered with respect to such claims, the retention and deductibles with respect to such claims. Neither the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for and does not have any reason to believe that it will not be able to renew existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would be materially higher than existing insurance coverage. All insurance policies with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, there has been no lapse in coverage during the term of such policies, all premiums due and payable thereon have been paid, the Company and its Affiliates have not received notice to the effect that any of them are in default under any such insurance policy, and all claims have been filed in a timely fashion. There is no claim pending under any such policies with a respect to the Company or any of its Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.

3.27        Fiduciary Activities.

(a)            Except as set forth on Section 3.27(a) of the Company Disclosure Memorandum, the Company and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law. Since January 1, 2020, none of the Company, any of its Subsidiaries, or any director, officer, or employee of any of them has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and all the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, in each case in all material respects. All books and records primarily related to the trust or wealth management businesses of the Company and its Subsidiaries include documented risk profiles signed by each customer. Since January 1, 2020, none of the Company or any of its Subsidiaries has been, and none are currently, engaged in any dispute with, or subject to any claims by, any trust or wealth management customer for breach of fiduciary duty or otherwise in connection with any such account. Since January 1, 2020, neither the Company nor any of its Subsidiaries has received any written customer demands, complaints or other communications that are unresolved and which assert facts or circumstances that would, if true, constitute a breach of trust with respect to any fiduciary account.

(b)            Each trust or wealth management customer of the Company or any of its Subsidiaries has been in all material respects originated and serviced (a) in conformity with the applicable policies of the Company and its Subsidiaries, (b) in accordance with the terms of any applicable contract governing the relationship with such customer, (c) in accordance received from such customer and its authorized representatives and authorized signers, (d) consistent with such customer’s risk profile, and (e) in compliance with all applicable Laws and the Company’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder. Each contract governing a relationship with a trust or wealth management customer of the Company or any of its Subsidiaries has been duly and validly executed and delivered by the Company and/or each such Subsidiary and, to the Company’s Knowledge, the other party(ies) thereto, each such contract constitutes a valid and binding obligation of the parties thereto (except as such enforceability may be limited by the Enforceability Exceptions), and the Company, its Subsidiaries, and the other party(ies) thereto have duly performed in all material respects their respective obligations thereunder, and the Company and its Subsidiaries and, to the Company’s Knowledge, such other contracting parties are in compliance with each of the terms thereof.

(c)            No contract governing a relationship with a trust or wealth management customer of the Company or any of its Subsidiaries provides for any material reduction of fees charged (or in compensation payable to the Company or any of its Subsidiaries thereunder) by reason of this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement.

3.28        Investment Advisory, Insurance and Broker-Dealer Matters.

(a)            No Subsidiary of the Company provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) that require it to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940.

(b)            No Subsidiary of the Company conducts insurance operations that require it to be registered with any state insurance regulatory authorities.

(c)            No Subsidiary of the Company conducts broker-dealer activities that require it to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act.

3.29        Brokers; Fairness Opinion.

(a)            With the exception of the engagement of D.A. Davidson & Co. (the “Company Financial Advisor”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement based upon arrangements made by or on behalf of the Company or Company Bank. The aggregate fees provided for in connection with the engagement of the Company Financial Advisor related to the Mergers and the other transactions contemplated under this Agreement, including the Bank Merger, have been disclosed to the Parent or are set forth in Section 3.29 of the Company Disclosure Memorandum.

(b)            The Board of Directors of the Company has received the opinion of the Company Financial Advisor to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration or Exchange Ratio, as the case may be, is fair, from a financial point of view, to the holders of Company Common Stock.

3.30        State Takeover Laws. The Company and its Subsidiaries have taken all action required to be taken by them in order to exempt this Agreement and the Transactions from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “stockholder protection,” “anti-greenmail,” “business combination” or other antitakeover Laws of any state that are applicable to the transactions contemplated by this Agreement (any of the foregoing, “Takeover Statutes”). The Company and its Subsidiaries have taken all action required to be taken by it or its Subsidiaries in order to make this Agreement and the transactions contemplated hereby comply with, and the Transactions do comply with, the requirements of any provisions of their respective Charter Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement,” or other related provisions.

3.31        Accuracy of Information. No representations or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including the Company Disclosure Memorandum, furnished to Parent pursuant to the provisions hereof contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which such statements were made, not misleading. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the prospectus in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, and the proxy statement of the Company relating to the Company Stockholders’ Meeting, including any amendments or supplements thereto, (the “Proxy Statement/Prospectus”), on the date it (or any amendment or supplement thereto) is first mailed to the Company Stockholders or at the time of the Company Stockholders’ Meeting, (b) the registration statement on Form S-4 to register the Parent Common Stock to be issued pursuant to this Agreement (including any amendments or supplements thereto, the “Registration Statement”), when filed with the SEC and when it or any amendment thereto becomes effective under the Securities Act, or (c) the documents and financial statements of the Company incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent for inclusion in the Proxy Statement/Prospectus or the Registration Statement.

3.32        No Other Representations or Warranties.

(a)            Except for the representations and warranties made by the Company in this Article 3, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent or Merger Sub or any of their affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company or any of their respective Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article 3, any oral or written information presented to Parent, Merger Sub or any of their affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

(b)            The Company acknowledges and agrees that neither Parent nor Merger Sub nor any other person has made or is making any express or implied representation or warranty other than those contained in Article 4.

Article 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in (a) the applicable section of the disclosure memorandum delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Memorandum”) (it being understood that any information set forth in one section of the Parent Disclosure Memorandum shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article 4 for which it is reasonably apparent on its face that such information is relevant to such other section) or (b) any final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Parent to the SEC since January 1, 2020 and is publicly available prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1        Organization, Standing, and Power. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia and is a bank holding company duly registered under the BHC Act. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent Bank is a South Carolina state-chartered bank duly organized, validly existing and in good standing under the laws of the State of South Carolina. Each of Parent and Merger Sub has the corporate power and authority to carry on its business as presently conducted and to own, lease, and operate its properties. Each of Parent and Merger Sub is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of the properties it owns or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, and the deposits of Parent Bank are insured by the FDIC to the fullest extent permitted by Law.

4.2           Authority of Parent; No Conflicts; Consents.

(a)            Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions (including the Mergers and the Bank Merger) have been duly and validly approved by the Board of Directors of Parent and the Board of Directors of Merger Sub, and each of the Board of Directors of Parent and the Board of Directors of Merger Sub has adopted this Agreement. Except for the adoption and approval of the Bank Merger Agreement by Parent as Parent Bank’s sole shareholder, and the adoption and approval of the Bank Merger Agreement by the Board of Directors of Parent Bank, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b)            Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any Charter Documents of Parent or Merger Sub, or (ii) violate, conflict with, constitute or result in a default under, require any consent pursuant to, or result in the creation of any Lien on any asset or property of Parent or any of its Subsidiaries under, any Contract or Permit of Parent or any of its Subsidiaries, or (iii) subject to receipt of the Regulatory Approvals, constitute or result in a default under, or require any consent pursuant to, any Law or Order applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, except in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub.

(c)            Except for the Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Parent and Merger Sub of the Transactions (including the Mergers).

4.3           Capitalization.

(a)            As of the date of this Agreement, the authorized capital stock of Parent consists of (a) 200,000,000 shares of Parent Common Stock, of which (i) 115,031,872 shares are issued and outstanding, (ii) 557,168 shares are reserved for issuance upon the completion of the deferral periods in Parent’s deferred compensation plan, and (iii) 681,429 shares are reserved for issuance upon the exercise of outstanding stock options of Parent, and (iv) 981927 shares are reserved for issuance upon vesting of outstanding restricted stock and performance stock units, (b) 30,000,000 shares of non-voting common stock, $1.00 par value per share, of which, as of the date of this Agreement, none have been issued, and (c) 10,000,000 shares of preferred stock, $1.00 par value per share, of which, as of the date of this Agreement, (i) 4,000 shares are issued and outstanding, and (ii) zero shares are held in treasury. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Parent Common Stock to be issued in exchange for Company Common Stock, when issued in accordance with the terms of this Agreement, will be registered under the Securities Act and will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to any preemptive rights. All shares of Parent Common Stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities laws. As of the date hereof there are, and as of the Effective Time there will be, sufficient authorized and unissued Parent Common Stock to enable Parent to issue the Merger Consideration as contemplated in this Agreement. No holder of capital stock of Parent will have dissenters’ rights with respect to any of the transactions contemplated by this Agreement.

(b)            Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Parent Subsidiary, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Parent Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(c)            The authorized capital stock of Merger Sub consists solely of 1,000 shares of Merger Sub Common Stock. All of the issued and outstanding Merger Sub Shares are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent.

4.4          Reports. Parent has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2020 with any Regulatory Agency, and has paid all applicable fees, premiums and assessments due and payable thereto, except where the failure to file such report, registration or statement or to pay such fees, premiums and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Parent. Except for ordinary course examinations, (a) no Regulatory Agency or other Governmental Authority has initiated or has pending any public formal or public informal order or enforcement action regarding the business, disclosures or operations of Parent since January 1, 2020, (b) neither the Parent nor any of its Subsidiaries is subject to any cease-and-desist or other public formal or public informal order or public action issued by, or is a party to any public written agreement, public consent agreement, public operating agreement or public memorandum of understanding with any Regulatory Agency since January 1, 2020, or since January 1, 2020, has been ordered to pay any civil money penalty by any Regulatory Agency and (c) there is no unresolved written violation, criticism, comment or exception by any Regulatory Agency or other Governmental Authority with respect to any report or statement relating to any examinations or inspections of Parent, in each case of clauses (a) through (c) which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.5          Litigation; Orders.

(a)            Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent, there is no Proceeding pending or, to Parent’s Knowledge, threatened either (i) against Parent or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the Transactions.

(b)            There is no Order either (i) outstanding against Parent or any of its Subsidiaries, or (ii) seeking to prevent, materially alter or delay any of the Transactions that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

4.6           SEC Filings; Financial Statements.

(a)            Parent has timely filed (or furnished as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed (or furnished as applicable) with the SEC by it under the Securities Act or the Exchange Act, as the case may be, from and after January 1, 2020 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing, as amended or supplemented if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Parent SEC Filings.

(b)            Each of the consolidated financial statements (including any notes thereto) contained in the Parent SEC Filings, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated, and each of such consolidated financial statements, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position of Parent, at their dates and the results of operations, cash flows and changes in shareholders’ equity of Parent, and consolidated financial position of Parent and its Subsidiaries for the periods indicated, and have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.

(c)            Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15f under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent maintains effective disclosure controls and procedures (as defined by Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as required under the Exchange Act.

(d)            Since January 1, 2020, (i) neither Parent nor any of its Subsidiaries, nor to the Knowledge of Parent, any director, executive officer, auditor, accountant, or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material compliant, allegation, assertion, or claim, whether written or, to the Knowledge of Parent, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs, or accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or auditing practices, and (ii) no attorney representing Parent or its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees, or agents to the board of directors of Parent or any committee thereof or to the Knowledge of Parent, to any director or officer of Parent.

(e)            Neither Parent nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.7           Merger Sub Activity. Since its date of formation, Merger Sub has not engaged in any activities other than in connection with this Agreement and the Transactions.

4.8           Brokers and Finders. With the exception of the engagement of Stephens, Inc. and Morgan Stanley & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its Subsidiaries.

4.9           Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries has owned more than ten percent (10%) of the outstanding shares of Company Common Stock at any time during the past three (3) calendar years.

4.10        Compliance with Laws.

(a)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, Parent and each of its Subsidiaries are, and at all times have been, in compliance in all material respects with all applicable Laws and Orders, including the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Bureau of Consumer Financial Protection, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(b)            Parent and each of its Subsidiaries hold, and have at all times since January 1, 2020 held, all licenses, franchises, Permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such licenses, franchises, Permits and authorizations (or the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and, to Parent’s Knowledge, no suspension or cancellation of any such necessary license, franchise, Permit or authorization is threatened.

(c)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, none of Parent, any Subsidiary of the Parent nor, to Parent’s Knowledge, any of their respective directors, officers, employees, agents or other Persons acting at the direction of Parent or a Subsidiary of Parent has: (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (ii) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.

4.11        Absence of Certain Changes or Events. Since December 31, 2021, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.12        No Other Representations or Warranties.

(a)            Except for the representations and warranties made by Parent and Merger Sub in this Section 4.12, neither Parent nor Merger Sub nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, Merger Sub, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor Merger Sub nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, Merger Sub or any of their respective Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Parent and Merger Sub in this Section 4.12, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions.

(b)            Parent and Merger Sub acknowledge and agree that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article 3.

Article 5
CONDUCT OF BUSINESS PENDING CONSUMMATION

5.1           Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except (a) as otherwise expressly contemplated or permitted by this Agreement, (b) as set forth on Section 5.1 of the Company Disclosure Memorandum, (c) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed) or (d) required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, (i) maintain its existence under applicable Law, (ii) conduct its business and operations in the ordinary and usual course of business and in a manner consistent with prior practice and in accordance with applicable Law, and (iii) use reasonable best efforts to keep available the services of its current officers and employees and preserve the rights, franchises, goodwill and relations of its customers, clients and others with whom business relationships exist. Without limiting the generality of the foregoing, the Company covenants and agrees that between the date of this Agreement and the Closing Date, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly contemplated or permitted by this Agreement, or required by applicable Law, or as set forth in Section 5.1 of the Company Disclosure Memorandum, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(a)            amend its Charter Documents;

(b)            adjust, split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, shares, equity interests or property or any combination thereof) in respect of its capital stock or equity interests, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities;

(c)            sell, lease, renew or terminate the lease of, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, other than (i) as contemplated by this Agreement or (ii) in the ordinary course of business;

(d)            (i) acquire or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, direct or indirect control over any business or Person, whether by stock purchase, merger, consolidation or otherwise; or (ii) make any other investment either by purchase of stock or equity securities other than securities held in the Company’s investment securities or derivatives portfolio, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of the Company;

(e)            incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee or otherwise become responsible for any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, other than, in each case to the extent incurred in the ordinary course of business, indebtedness in respect of deposit liabilities, federal funds, borrowings from the Federal Reserve and repurchase agreements;

(f)            make, or commit to make, any capital expenditures in excess of $100,000 in the aggregate;

(g)            commence any material Proceeding or settle any claim or litigation, in each case whether commenced by or pending or threatened against the Company, or any of its officers and directors in their capacities as such, other than the commencement or settlement of Proceedings in the ordinary course of business and settlements which, in any event (i) is solely involving monetary remedies in an amount not to exceed $25,000 individually or $50,000 in the aggregate, (ii) reasonably would not be expected to prohibit or restrict the Company or its Subsidiaries from operating its respective businesses in the ordinary course and (iii) does not involve any admission of wrongdoing by the Company or its Subsidiaries;

(h)            make any change to its accounting methods, principles or practices, except as required by GAAP or applicable Law;

(i)            except as required under any Employee Benefit Plan in effect as of the date hereof, (i) increase the compensation, severance, benefits, change of control payments or any other amounts payable to its present or former officers, employees or directors, other than nonmaterial increases in compensation or benefits for non-executive employees made in the ordinary course of business consistent with past practice including specifically but not limited in connection with the opening of new branches or offices, (ii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iii) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Employee Benefit Plan, other than any amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to the Company, in the aggregate, of maintaining such Employee Benefit Plan, or (iv) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any such individual;

(j)            (i) hire, transfer or promote any employee or other service provider of the Company or any of its Subsidiaries (or with respect to hiring, who will become an employee or other service provider of the Company or any of its Subsidiaries), who has (or with respect to hiring, will have) a target annual compensation opportunity (base salary or wages and target incentive compensation opportunity) of $100,000 or more, or (ii) terminate the employment of any employee or other service provider of the Company or its Subsidiaries other than for cause;

(k)            (i) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of Company Common Stock or other equity interests of the Company or other equity-based compensation, including any phantom awards or interests, or grant to any Person any right to acquire any shares of its capital stock, (ii) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of the Company or Parent or their respective Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of the Company or Parent or their respective Subsidiaries, (iii) issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any of the Company’s Subsidiaries, or (iv) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock; make or change any material Tax election different from its prior course of practice, settle or compromise any material Tax liability, fail to file any material Tax Return when due (taking extensions into account), enter into any closing agreement with respect to Taxes, file any amended Tax Return (other than with respect to employee retention tax credits) or surrender any right to claim a material Tax refund, offset or other reduction in material Tax liability;

(l)             fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(m)           enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices;

(n)            purchase, sell or transfer any securities or other investment assets owned by the Company other than (i) the Securities Portfolio Liquidation and (ii) ordinary course reinvestment of dividends and interest generated by the Securities Portfolio;

(o)            acquire or accept any brokered deposit having a maturity longer than one year, other than in the ordinary course of business;

(p)            file any application to establish, or to relocate or terminate the operations of, any banking office;

(q)            materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported other than in the ordinary course of business and consistent with past practices;

(r)             change in any material respect its credit policies and collateral eligibility requirements and standards;

(s)            except for Loans or commitments for Loans (or renewals or extensions thereof) that have previously been approved by the Company prior to the date hereof, make or acquire or issue a commitment for (or renew or extend) (i) any commercial real estate loan in an original principal amount in excess of $6,000,000, (ii) any residential loan originated for retention in the loan portfolio in an original principal amount in excess of $2,000,000 or with loan to value ratios in excess of the Company’s internal polices as in effect on the date hereof or (iii) any commercial and industrial loan in an original principal amount in excess of $3,000,000;

(t)            extend additional funds to a Loan classified as “criticized,” except for protective advances and extensions of additional credit of up to $500,000 (for purposes of this paragraph, a “criticized” Loan means any Loan classified as substandard, non-accrual, doubtful or a troubled debt restructuring (or words of similar import)); provided that for the purpose of this paragraph, the consent of Parent shall be deemed received unless Parent objects in writing by the close of business on the next Business Day (or, if later, 24 hours) after receipt of notice from the Company;

(u)            enter into, renew, amend or terminate any Material Contract, other than (a) renewing or terminating any Material Contract in the ordinary course of business or (b) entering into a Material Contract which calls for aggregate annual payments of not more than $200,000 and which is terminable on sixty (60) days or less notice without payment of any termination fee or penalty;

(v)            adopt a plan of complete or partial liquidation or dissolution, or enter into any restructuring or reorganization;

(w)           purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies and subject to any other restrictions set forth in this Section 5.1;

(x)            take any action or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(y)            take or fail to take any action that could reasonably be expected to cause the representations and warranties made in Article 3 to be inaccurate in any material respect at the time of the Closing or preclude the Company from making such representations and warranties at the time of the Closing;

(z)            take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in Article 7 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby;

(aa)         take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or its Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the Transactions or to perform its covenants and agreements under this Agreement and the Transactions; or

(bb)          agree to take, make any commitments to take, or adopt any resolutions of the Board of Directors in support of, any of the actions prohibited by this Section 5.1.

5.2            Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article 6, and shall reasonably cooperate with the other Party to that end.

Article 6
ADDITIONAL AGREEMENTS

6.1           Company Stockholders’ Meeting. The Company shall take all actions necessary in accordance with applicable Laws and the Company’s Charter Documents to duly give notice of, convene and hold a meeting of its stockholders (the “Company’s Stockholders’ Meeting”), promptly after the Registration Statement is declared effective by the SEC under the Securities Act, for the purposes of obtaining the Requisite Company Stockholder Vote. The Board of Directors of the Company has resolved to recommend to the Company Stockholders that they approve this Agreement and the Company shall, acting through its Board of Directors, (i) recommend that the Company Stockholders approve this Agreement (the “Company Recommendation”), (ii) include the Company Recommendation in the Proxy Statement/Prospectus and (iii) use reasonable best efforts to solicit from the Company Stockholders proxies in favor of the approval of this Agreement, including communicating to the Company Stockholders the recommendation of the Board of Directors of the Company that they approve this Agreement, and (iv) take all other action necessary or advisable to secure the vote or consent of the Company Stockholders required by applicable Law to obtain such approvals. Except as expressly permitted by Section 6.3(b), the Company’s Board of Directors shall not (A) fail to make the Company Recommendation or fail to include such recommendation in the Proxy Statement/Prospectus, (B) change, qualify, withhold, withdraw, or modify, or publicly propose to change, qualify, withhold, withdraw, or modify, in a manner adverse to Parent, such recommendation, (C) fail to recommend against acceptance of a tender offer or exchange offer constituting an Acquisition Proposal within ten (10) Business Days after the commencement of such tender or exchange offer, or (D) adopt, approve, or recommend, or publicly propose to approve or recommend to the Company Stockholders, an Acquisition Proposal (each of the actions described in these subclauses (A)-(D) being referred to as an “Adverse Recommendation Change”). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with Article 8, the Company’s Stockholders’ Meeting shall be convened and this Agreement shall be submitted to the Company Stockholders at the Company Stockholders’ Meeting, for the purpose of voting on the approval of this Agreement and the Transactions, and nothing contained herein shall be deemed to relieve the Company of such obligation. Company shall adjourn or postpone the Company Stockholders Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Stockholder Vote; provided that Company shall only adjourn or postpone the Company Stockholders Meeting two (2) times, for aggregate adjournments or postponements not exceeding sixty (60) calendar days from the originally scheduled Company Stockholders Meeting without the prior written consent of Parent.

6.2           Proxy and Registration Statement.

(a)            As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare the Registration Statement, which Parent shall file with the SEC and will include the Proxy Statement/Prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Mergers and the other transactions contemplated hereby. The Company will cause the Proxy Statement/Prospectus to be mailed to the Company Stockholders as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing or distribution, as applicable, of the Registration Statement and the Proxy Statement/Prospectus. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement/Prospectus will be made by the Company, in each case without providing the other party with a reasonable opportunity to review and comment (which comments shall be considered by the applicable party in good faith) thereon if reasonably practicable; provided that, without limiting this Section 6.2, this right to review and comment shall not apply with respect to information or documents incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus. Parent will advise the Company promptly after it receives oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Company Stockholders.

(b)            As promptly as practicable after the date hereof, the Company and Parent shall prepare and make such filings as are required under applicable state securities or “blue sky” laws in connection with the Transactions, and the Company shall assist Parent as may be necessary to comply with such state securities or “blue sky” laws.

6.3           No Solicitation.

(a)            The Company agrees that it will not, and will cause its directors, officers, employees, advisors, representatives and Affiliates not to, and shall use reasonable best efforts to cause its other employees, and any investment banker, financial advisor, attorney, accountant or other Representative retained by it or any of its Affiliates not to, directly or indirectly, (i) initiate, solicit, or knowingly encourage or facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, option, joint venture, partnership or other agreement, or any other commitment, arrangement or understanding (whether written or oral, binding or nonbinding) providing for, or otherwise contemplating, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, or cooperate in any way with, any Person (or group of Persons) relating to, any Acquisition Proposal (including with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an Acquisition Proposal); provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal that does not violate (i) through (iii) above at any time prior to the time this Agreement is approved by the Requisite Company Stockholder Vote, and the Company’s Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may, and may permit its officers and representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of the Company concludes in good faith (after receiving the advice of its outside counsel) that failure to take such actions would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to the Company Stockholders under applicable Law; provided, further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have entered into a confidentiality agreement with such Third Party on terms no less favorable to it than the Confidentiality Agreement. The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Parent and any Parent Subsidiary (including Merger Sub) (any such Person (or group of Persons) other than Parent and any Parent Subsidiary, a “Third Party”) with respect to any Acquisition Proposal and will promptly (and in any event within one (1) Business Day) after the date hereof (A) terminate access of any such Third Party to any data room (virtual or actual) containing any information of or relating to the Company or the Company Subsidiaries and (B) instruct each such Third Party that has heretofore executed a confidentiality agreement relating to an Acquisition Proposal promptly to return to the Company or destroy all information, documents and materials relating to such Acquisition Proposal or to the Company or its businesses, operations or affairs heretofore furnished by the Company or any of its Representatives to such Third Party or any of its Representatives in accordance with the terms of the confidentiality agreement with such Third Party. The Company shall promptly (and in any event within two (2) Business Days) advise Parent in writing following the receipt or notice of any inquiry regarding, or the making of, any proposal the consummation of which would constitute an Acquisition Proposal and will provide to Parent an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the Person making such inquiry or Acquisition Proposal in connection with such inquiry or Acquisition Proposal, and thereafter will keep Parent promptly apprised of any related developments, discussions and negotiations on a current basis. For the avoidance of doubt, the Company shall not enter into any confidentiality agreement with any Person after the date of this Agreement that prohibits it from complying with the foregoing obligations.

(b)            Notwithstanding the foregoing, if the Company’s Board of Directors concludes in good faith (and based upon consultation with outside legal counsel and, with respect to financial matters, its financial advisor) that an Acquisition Proposal constitutes a Superior Proposal and that making the Company Recommendation and/or including such recommendation in the Proxy Statement/Prospectus would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to the Company Stockholders under applicable Law, the Company’s Board of Directors may prior to the Requisite Company Stockholder Vote submit this Agreement to the Company Stockholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event it may communicate its basis for its lack of a recommendation to the Company Stockholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by Law; provided, however, that the Board of Directors of the Company may not take such action unless (A) the Company shall not have breached this Section 6.3 in any respect and (B) (1) the Board of Directors of the Company determines in good faith (after consultation with its outside counsel and its financial advisors) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Parent under this Section 6.3(b); (2) the Company has given Parent at least five (5) Business Days’ prior written notice of its intention to take such actions set forth above and has contemporaneously provided a summary of the material terms of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (3) before effecting such Adverse Recommendation Change, the Company has negotiated, and has caused its representatives to negotiate in good faith with Parent during such notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, which such terms the Company and its Board of Directors shall consider in good faith. In the event of any material change to the terms of such Superior Proposal, the Company shall, in each case, be required to deliver to Parent a new written notice, the notice period shall have recommenced and the Company shall be required to comply with its obligations under this Section 6.3 with respect to such new written notice. For the avoidance of doubt, in no event shall any such action taken by the Company’s Board of Directors under this Section 6.3(b) (I) affect the validity and enforceability of this Agreement or the Voting and Support Agreements, or (II) cause any Takeover Statute or other similar statute to be applicable to the Mergers or the other transactions contemplated hereby.

(c)            As used in this Agreement, (i) the term “Acquisition Proposal” means any bona fide proposal or offer for, inquiry relating to, or any Third Party indication of interest in, whether in one transaction or a series of related transactions, a (A) merger, consolidation, share exchange, tender offer, business combination or similar transaction involving the Company pursuant to which any Third Party acquires or would acquire, directly or indirectly, assets or businesses of the Company or any of the Company Subsidiaries representing 15% or more of the revenues, net income or assets (in each case on a consolidated basis) of the Company and the Company Subsidiaries, taken as a whole, (B) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, pursuant to which any Third Party acquires or would acquire, directly or indirectly, assets or businesses of the Company or any of the Company Subsidiaries representing 15% or more of the revenues, net income or assets (in each case on a consolidated basis) of the Company and the Company Subsidiaries, taken as a whole, (C) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company, or (D) transaction which is similar in form, substance or purpose to any of the foregoing transactions, and (ii) the term “Superior Proposal” means any bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party, which, upon acceptance by the Company, would create a legally binding obligation of such Third Party (subject to regulatory approval) to consummate the Acquisition Proposal, on terms that the Company’s Board of Directors determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, (A) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis, and (B) would result in a transaction that (1) involves consideration to the Company Stockholders that is more favorable, from a financial point of view, than the consideration to be paid to the Company Stockholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, (2) is, in light of the other terms of such proposal, more favorable to the Company Stockholders than the Mergers and the other transactions contemplated by this Agreement, and (3) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

6.4           Regulatory Approvals and Filings.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) obtaining all Regulatory Approvals and all other approvals necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Authority; provided, that nothing contained herein shall be deemed to require Parent, or require or permit the Company, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be expected to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Mergers (measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from nongovernmental Persons; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)            Without limiting the generality of the foregoing, as soon as practicable after the date of this Agreement (but in no event later than thirty (30) days following the date of this Agreement), Parent and the Company shall each prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals. Parent and the Company shall each use reasonable best efforts to obtain each such approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals).

(c)            Parent and the Company shall have the right to review in advance, and, to the extent reasonably practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Parent and the Company, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the Transactions. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as reasonably practicable.

6.5           NASDAQ Listing of Additional Shares. Parent shall, as promptly as practicable, file all documents (including a Notification of Listing of Additional Shares), take all actions reasonably necessary and otherwise use its reasonable best efforts to (a) list, prior to the Effective Time if such listing is required to be made prior to the Effective Time under the NASDAQ listing rules, the shares of Parent Common Stock to be issued as part of the Merger Consideration in connection with the Mergers, or (b) make such post-Closing filings with the NASDAQ as may be required by the applicable rules thereof.

6.6           Access; Systems Integration; Confidentiality.

(a)            In order to facilitate the consummation of the Transactions and the integration of the business and operations of the Company, subject to Section 6.3(c) and applicable Laws relating to confidentiality and the exchange of information, the Company shall permit Parent and Parent’s Subsidiaries and their officers, employees, counsel, accountants and other authorized Representatives, access, throughout the period before the Closing Date, at Parent’s sole expense, (i) during customary business hours, to the Company’s and its Subsidiaries’ books, papers, records, employees, agents, Contracts, properties and offices; provided, however, that the Company shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would result in the waiver by it of the privilege protecting communications between it and any of its counsel, where such access or disclosure would contravene any applicable Law or Order or binding agreement entered into prior to the date of this Agreement or involving information related to the negotiation, discussions or preparation of this Agreement; provided, further, that the parties shall attempt to make appropriate substitute disclosure arrangements, and (ii) during customary business hours and after the Requisite Company Stockholder Vote has been obtained, to telecommunications and electronic data processing systems, facilities and personnel of the Company and its Subsidiaries and to such information reasonably related to the Transactions as requested by Parent, in each case for the purpose of performing conversion activities related to data processing integration and general integration planning and the Company and its Subsidiaries shall, and shall cause their employees to cooperate and to assist Parent in connection with planning and preparing for such electronic and systematic conversion and integration. Parent shall use commercially reasonable efforts to minimize any interference with the Company’s regular business operations and use of personnel, telecommunications and electronic data processing systems, facilities and personnel during any such access to the Company’s property, books and records.

(b)            Each of Parent and the Company acknowledges and agrees that the Confidentiality Agreement, dated as of August 4, 2022 by and between Parent and D.A. Davidson & Co. as agent for the Company (the “Confidentiality Agreement”) remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to them pursuant to this Agreement.

6.7           No Control of the Company. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company and its Subsidiaries prior to the Closing Date. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.

6.8           Press Releases. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or the Transactions and shall not issue, and shall not permit any of their Subsidiaries to issue, any such press release or make any such public statement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and shall not permit any of their advisers to issue any such press release or make such public statement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed); provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement or filing if such party determines, after consultation with outside counsel, that it is required by applicable Law or Order, or any listing agreement with a national stock exchange or automated quotation system; provided, further, however that such party shall have first provided the other party with reasonable time to review such release, statement or filing in advance.

6.9           Employee Benefits.

(a)            The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, the Company Bank 401(k) Savings Plan (the “401(k) Plan”) in accordance with USDOL and IRS requirements, and requirements of applicable Law, unless Parent or one of Parent’s Affiliates, in its sole and absolute discretion, agrees to sponsor and maintain such 401(k) Plan by providing the Company with written notice of such election at least thirty (30) days before the Closing. Unless Parent or one of its Affiliates provides such notice to the Company, Parent shall receive from the Company, prior to the Closing, evidence that the Board of Directors of the Company has adopted resolutions to terminate the 401(k) Plan (the form and substance of which resolutions shall be subject to review and approval of Parent), effective no later than the date immediately preceding the Closing Date. In the event that the Company becomes aware prior to the Closing that distributions of assets from the trust of the 401(k) Plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company or other plan sponsor, then the Company shall take (or cause to be taken) such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent prior to the Closing. The Company shall take (or cause to be taken) such commercially reasonable other actions in furtherance of terminating the 401(k) Plan as Parent may reasonably require. If Parent, in its sole and absolute discretion, notifies the Company before the 30th day prior to the Closing Date that Parent agrees to sponsor and maintain the 401(k) Plan, the Company shall amend the 401(k) Plan, effective as of the Closing, to the extent permitted by its terms and applicable Law as necessary to limit participation to employees of the Company and its Subsidiaries and to exclude all employees of Parent and its Affiliates (other than the Company and its Subsidiaries) from participation in such plan. If Parent, in its sole and absolute discretion, does not agree to sponsor and maintain the 401(k) Plan, Parent shall take (or cause to be taken) such actions as are necessary (including amending Parent’s 401(k) plan as needed) to allow Company Bank employees who become employed by Parent or its Subsidiaries on or immediately following the Effective Time to roll over their 401(k) Plan accounts (including any outstanding loan balances) to Parent’s 401(k) plan, subject to the terms of Parent’s 401(k) plan and the requirements of applicable Law.

(b)            Nothing in this Section 6.9, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.9. Without limiting the foregoing, no provision of this Section 6.9 will create any third party beneficiary rights in any current or former employee, director or consultant of Company Bank in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 6.9 is intended (i) to amend any Employee Benefit Plan or any Parent Bank benefit plan, (ii) interfere with the right of either the Parent or Parent Bank from and after the Closing Date to amend or terminate any Employee Benefit Plan that is not terminated prior to the Effective Time or amend or terminate any Parent Bank benefit plan, (iii) interfere with the right of either Parent or the Parent Bank from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor, consultant or other service provider or (iv) interfere with Parent’s indemnification obligations set forth in Section 6.10.

(c)            With respect to any employee benefit plan of Parent or Parent Bank that is a health, dental, vision or other welfare plan in which any Company Bank employee is eligible to participate following the Closing Date, Parent or its applicable Subsidiary shall use commercially reasonable efforts as are necessary or appropriate to (i) cause any pre-existing condition limitations or eligibility waiting periods under such Parent or Subsidiary plan to be waived with respect to such Company Bank employee and his or her covered dependents to the extent such condition was or would have been covered under the Employee Benefit Plan in which such Company Bank employee participated immediately prior to the Effective Time, and (ii) to the extent permissible under applicable Law, recognize any health, dental, vision or other welfare expenses incurred by such Company Bank employee or his or her covered dependents in the year that includes the Closing Date for purposes of any applicable co-payment, deductible or annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(d)            If, during the period immediately following the Effective Time and prior to the first anniversary of the Effective Time, the employment of any Company Bank employee as of the Effective Time is terminated by Parent or its Subsidiaries under circumstances that would make such Company Bank employee eligible for severance under the broad-based severance plan of Parent as in effect from time to time (the “Parent Severance Plan”), then Parent shall provide such Company Bank employee with the severance benefits under the Parent Severance Plan in accordance with its terms, including the execution and non-revocation of a general release of claims in a form satisfactory to Parent.

(e)            Prior to the Effective Time, any notices or communication materials (including website postings) from the Company or its Subsidiaries to their employees or other service providers regarding employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the Transactions or employment or compensation or benefits thereafter, shall be subject to the prior review, comment and approval of Parent.

6.10        Indemnification; Directors’ and Officers’ Insurance.

(a)            From and after the Effective Time and for a period of six (6) years thereafter, the Surviving Corporation shall (i) indemnify and hold harmless each individual who at the Effective Time is, or any time prior to the Effective Time was a director or officer of the Company or any of its Subsidiaries (the “Indemnitees”) in respect of all claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses (including reasonable legal expenses) in connection with any claim, suit, action, proceeding or investigation, whenever asserted, based on or arising out of the fact that Indemnitee was an officer or director of the Company or any of its Subsidiaries or acts or omissions by Indemnitee in such capacity or taken at the request of the Company or any of its Subsidiaries, at or any time prior to the Effective Time (including any claim, suit, action, proceeding or investigation relating to the Transactions), to the fullest extent permitted by Law and (ii) assume all obligations of the Company and its Subsidiaries to Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company’s Charter Documents and the Charter Documents of the Company’s Subsidiaries. In addition, the Surviving Corporation, from and after the Effective Time, shall advance any expenses (including legal expenses) of any Indemnitee under this Section 6.10 as incurred to the fullest extent permitted by applicable Law, provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such Indemnitee is not entitled to be indemnified pursuant to this Section 6.10.

(b)            The Surviving Corporation shall maintain in effect for six (6) years after the Effective Time, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies which provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance policy currently maintained by or for the benefit of the Company) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.10(b) more than an amount equal to two hundred fifty percent (250%) of current annual premiums paid by the Company for such insurance (the “Base Amount”) and, in the event the cost of such coverage shall exceed the Base Amount, the Surviving Corporation shall purchase only as much coverage as reasonably practicable for such Base Amount. The provisions of this Section 6.10 shall be deemed to have been satisfied if prepaid “tail” policies with the same terms, conditions and coverage as indicated above have been obtained by the Surviving Corporation for purposes of this Section 6.10. The Company shall in good faith cooperate with Parent prior to the Effective Time with respect to the procurement of such “tail” policy, including acquiring such “tail” policy through an insurance broker designated by Parent and shall not acquire any “tail” policy without the prior written consent of Parent. If prior to the Closing the Company has not acquired such “tail” policy, Parent may purchase a “tail” directors’ and officers’ liability insurance policy for the Company and their current directors and officers who are currently covered by the directors’ and officers’ liability insurance policy currently maintained by or for the benefit of the Company. Such Parent-purchased “tail” will provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance policy currently maintained by or for the benefit of the Company with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that in no event shall the cost of any such tail policy exceed the Base Amount. The Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c)            The provisions of this Section 6.10 are intended for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnitee may have under the Company Charter Documents, by contract or otherwise. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or the purchaser of its assets and properties shall assume the obligations set forth in this Section 6.10. This Section 6.10 shall survive the Effective Time.

6.11        Director and Officer Resignations. At the request of Parent, the Company shall use reasonable best efforts to cause to be delivered to Parent resignations executed by such directors and officers of the Company and of the Company Subsidiaries, in each case specified by Parent at least three (3) days prior to the Closing Date, effective upon the Effective Time.

6.12        Efforts to Close; Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

6.13        Financial Statements. From the date of this Agreement until the Closing Date (or the termination of this Agreement pursuant to Article 8), the Company will provide to Parent as promptly as practicable, but in no event later than the 20th day following the end of the relevant calendar month, the monthly unaudited financial statements of the Company as provided to the Company’s management (including any related notes and schedules thereto), for each of the calendar months ended after the date of this Agreement.

6.14        [Reserved].

6.15        Notification of Certain Matters. The Company, on the one hand, and Parent, on the other hand, shall promptly (and in any event within three (3) Business Days after becoming aware of any such breach) notify the other party or parties in writing (a) if it believes that such party or parties have breached any representation, warranty, covenant or agreement contained in this Agreement or (b) if it believes that any event shall have occurred that might reasonably be expected to result, individually or in the aggregate, in a failure of a condition set forth in Article 7 if continuing on the Closing Date; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.15 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.15 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.16        Litigation and Claims. The Company shall promptly, and in any event within two (2) Business Days, notify Parent in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against the Company or any of its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Effect on the Company. The Company shall promptly notify Parent in writing of any Proceeding, pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by Parent or its Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the Transactions. The Company shall consult with Parent, and the Company shall permit Parent to participate at its own expense in the defense or settlement of any stockholder litigation against the Company and/or its directors or Affiliates relating to the Transactions, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.17        Change of Method. The parties shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Parent and the Company (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (a) alter or change the Exchange Ratio or the number of shares of Parent Common Stock received by holders of Company Common Stock in exchange for each share of Company Common Stock, (b) adversely affect the Tax treatment of holders of Company Common Stock or Parent Common Stock pursuant to this Agreement, (c) adversely affect the Tax treatment of Company or Parent pursuant to this Agreement or (d) materially impede or delay the consummation of the Transactions in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.4.

6.18        Takeover Statutes. None of Parent, the Company, Merger Sub or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the Transactions, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.19        Liquidation of Company Securities and Repayment of Company Debt.

(a)            The Company shall take or cause to be taken all such actions as may be necessary to effect the actions set forth below relating to the publicly traded securities and other investment assets owned by the Company and set forth on Section 6.19(a) of the Company Disclosure Memorandum (the “Securities Portfolio”) and all outstanding indebtedness for borrowed money of the Company and its Subsidiaries. Section 6.19(a) of the Company Disclosure Memorandum sets forth, for each block of publicly traded securities and other investment assets in the Securities Portfolio, the date such securities or investment assets were acquired and the adjusted basis of such securities and investment assets. At least five (5) Business Days prior to the Closing Date, the Company shall liquidate, in full, the Securities Portfolio for cash by selling such securities and other investment assets that constitute the Securities Portfolio at prevailing market prices through brokerage transactions (the “Securities Portfolio Liquidation”).

(b)            On or prior to the Closing Date, a portion of the cash proceeds received by the Company from the Securities Portfolio Liquidation shall be used to repay in full all outstanding indebtedness for borrowed money of the Company and its Subsidiaries, including the indebtedness set forth on Section 6.19(b) of the Company Disclosure Memorandum (such amount necessary to repay in full such indebtedness, the “Payoff Amount”) and, the Company shall provide to Parent payoff letters and other customary release documentation (the “Payoff Documentation”), in form and substance reasonably acceptable to Parent, executed by the holders of such indebtedness and filed in all relevant filing offices and jurisdictions, which Payoff Documentation shall indicate that all such indebtedness for borrowed money has been repaid in full, that any and all obligations of the Company and its Subsidiaries have been released and terminated, that Liens (if any) on the assets of the Company and its Subsidiaries have been released, and which Payoff Documentation shall effect, evidence and record such releases.

(c)            Promptly following the Securities Portfolio Liquidation (and before or in connection with providing Parent with its good faith calculation of the Net After Tax Proceeds), the Company shall provide Parent a schedule showing the amount realized from the sale for each block of securities and investment assets constituting the Securities Portfolio and any expenses, fees or commissions relating thereto together with such other documentation reasonably requested by Parent.

(d)            At least five (5) Business Days prior to the Closing Date, the Company shall provide Parent with its good faith calculation of the Net After Tax Proceeds which shall be calculated in accordance with this Agreement. Parent shall promptly review such calculation and Parent and the Company shall discuss in good faith and mutually agree in writing on a final calculation of the Net After Tax Proceeds (such agreed amount, the “Final Net After Tax Proceeds”). If, prior to the close of business on the second (2nd) Business Day following delivery of the calculations to Parent, Parent has not given the Company notice of an objection to the calculations (which notice shall be in writing and state in reasonable detail the basis of Parent’s objection and its proposed adjustments (the “Objection Notice”)), the calculations as prepared by the Company will be final, binding and conclusive on the parties. If Parent timely gives the Company an Objection Notice and if the Company and Parent fail to resolve the issues raised in the Objection Notice prior to the close of business on the second (2nd) Business Day following delivery of the Objection Notice by Parent to the Company, the determination of the calculations, and all matters associated therewith, shall be submitted to KPMG LLP, or if KPMG LLP is not willing or able to accept such assignment, a recognized national or regional independent accounting firm, with significant experience in auditing financial institutions, that is mutually acceptable to the Company and Parent (the “Accountant”) for a binding determination of the calculations (a “Final Determination”). The Accountant shall be directed by the Company and Parent to use its best efforts to make a Final Determination as soon as practicable within five (5) days after the date of its engagement (the “Engagement Date”), but in no event later than thirty (30) days after the Engagement Date, and the Final Determination with respect to all matters covered therein shall be conclusive and binding upon Parent and the Company. The Company and Parent shall each bear fifty percent (50%) of the fees and costs of the Accountant. Notwithstanding anything contained herein to the contrary, if an Objection Notice is delivered by Parent, the Closing shall be postponed and shall occur on the fifth (5th) Business Day after resolution of the basis for the Objection Notice by written agreement between Parent and the Company, or delivery to the parties of a Final Determination, as applicable. As used in this Agreement, “Net After Tax Proceeds” means an amount equal to (w) the cash proceeds actually received by the Company from the Securities Portfolio Liquidation net of any expenses, fees or commissions relating to such Securities Portfolio Liquidation less (x) the Payoff Amount less (y) an amount equal to (i) the taxable income or gain realized as a result of the Securities Portfolio Liquidation multiplied by (ii) the sum of the highest marginal federal, state and local Tax rates applicable to the Company for that taxable year that includes the Securities Portfolio Liquidation less (z) an amount equal to fifty percent (50%) of the excise tax imposed on the Special Cash Dividend by Section 4501 of the Code (calculated assuming that Special Cash Dividend is a “repurchase” within the meaning of Section 4501(c) of the Code). An illustrative calculation of the Net After Tax Proceeds is set forth on Section 6.19(d) of the Company Disclosure Memorandum.

(e)            Following determination of the Final Net After Tax Proceeds, the Company shall declare a special cash dividend (the “Special Cash Dividend”) payable on a pro rata basis to holders of the Company Common Stock in an aggregate amount equal to the Final Net After Tax Proceeds which special cash dividend shall be paid by the Company to holders of Company Common Stock on the Business Day prior to the Closing; provided, however, that if the declaration and payment of the Special Cash Dividend (x) could reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or (y) would preclude satisfaction of the condition set forth in Section 7.1(f) hereof, then Parent may elect, in its sole and absolute discretion, (the “Tax Opinion Election”) for (i) the Special Cash Dividend to be reduced by an amount (the “Tax Opinion Reduction Amount”) necessary to permit the transaction to qualify as a “reorganization” within the meaning of Section 368(a) hereof and satisfaction of the condition set forth in Section 7.1(f) hereof, including after taking into account the effect of clause (ii) hereof, and (ii) for the Exchange Ratio to be increased such that the aggregate number of shares of Parent Common Stock to be issued as Merger Consideration is increased by an amount equal to the Tax Opinion Reduction Amount divided by the Parent Trading Price (and any disagreement regarding the Tax Opinion Reduction Amount shall be subject to the dispute resolution provision of Section 6.19(d) hereof, mutatis mutandis).

6.20        Reorganization The parties intend that the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Effective Time, each of Parent, the Company, and Merger Sub shall use its commercially reasonable efforts to cause the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, that notwithstanding anything herein to the contrary, the Company shall be allowed to pay the Special Cash Dividend in accordance with Section 6.19 and Parent shall not be required to make a Tax Opinion Election. Following the Effective Time, neither Parent, Merger Sub, nor any Affiliate of Parent nor Merger Sub shall knowingly take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Article 7
CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligations to Effect the Mergers. The respective obligations of the parties to effect the Mergers shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)            Company Stockholder Approval. This Agreement and the Transactions, including the Mergers, shall have been approved by the Company Stockholders by the Requisite Company Stockholder Vote.

(b)            Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued (and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn) and, if the Transactions are subject to the securities laws of any state, the Registration Statement shall not be subject to a stop order of any state securities commissioner.

(c)            NASDAQ Listing. The shares of Parent Common Stock to be issued pursuant to this Agreement shall have been authorized for listing on the NASDAQ.

(d)            Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Regulatory Approval shall have resulted in the imposition of a Materially Burdensome Regulatory Condition.

(e)            No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or any of the other Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal consummation of the Mergers.

(f)            Tax Opinion. The Company shall have received a written opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, tax counsel to the Company (or other counsel as may be reasonably acceptable to the Company and Parent), in form and substance reasonably satisfactory to the Company and Parent, dated as of the Closing Date, to the effect that: (a) the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) each of the Company and Parent will be a party to such reorganization within the meaning of Section 368(b) of the Code.

7.2           Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Mergers is also subject to the satisfaction (or waiver in writing by Parent), at or prior to the Effective Time, of the following conditions:

(a)            Representations and Warranties. The representations and warranties of the Company contained in Sections 3.1(a), 3.2 and 3.3, 3.6(b), 3.29(a) (in each case, without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of the Company contained in Section 3.17 (in each case, without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of the Company contained herein (in each case, without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)            Performance of Agreements. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing, and the Company and each Company Related Party shall have performed in all material respects the obligations required to be performed by it under the Letter Agreement at or prior to the Closing and the Letter Agreement shall remain in full, force and effect.

(c)            No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, state of facts, event, development, or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(d)            Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of the Company, and otherwise in form and substance reasonably satisfactory to Parent, to the effect that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.

(e)            Dissenters’ Rights. The holders of no more than seven and five tenths of one percent (7.5%) of the aggregate outstanding shares of Company Common Stock shall have properly notified the Company under the Appraisal Statutes that they intend to exercise their dissenters’ rights.

(f)            FIRPTA Certificate. Parent shall have received from the Company a properly executed Foreign Investment and Real Property Tax Act of 1980 (“FIRPTA”) notification letter, which shall state that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such notification letter, the Company shall have provided to Parent, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing.

7.3          Conditions to Obligations of the Company. The obligation of the Company to effect the Mergers is also subject to the satisfaction (or waiver in writing by the Company), at or before the Effective Time, of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Parent contained in Sections 4.1, 4.2 and 4.8 (in each case, without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of Parent contained in Section 4.3(a) (in each case, without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct in all respects (except for inaccuracies which are de minimis in amount or effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of Parent contained herein shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect on Parent.

(b)            Performance of Agreements. Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)            No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, state of facts, event, development, or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(d)           Officer’s Certificate. The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Parent, and otherwise in form and substance reasonably satisfactory to the Company, to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

Article 8
TERMINATION

8.1           Termination. This Agreement may be terminated, and the Transactions may be abandoned at any time before the Effective Time, whether before or after the Requisite Company Stockholder Vote has been obtained (except as otherwise noted) as follows (with any termination by Parent also being an effective termination by Merger Sub):

(a)            by the mutual written consent of Parent and the Company;

(b)            by Parent or the Company, if any Regulatory Approval shall have been denied by final, non-appealable action by the applicable Governmental Authority and a copy of such denial has been provided to the other party, or an application therefor shall have been permanently withdrawn at the written request of a Governmental Authority and a copy of such request has been provided to the other party (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of such event described in this Section 8.1(b));

(c)            by Parent or the Company if the Requisite Company Stockholder Vote is not obtained at the Company Stockholders’ Meeting or at any adjournment or postponement thereof (provided, that the Company may not terminate this Agreement pursuant to this paragraph if it is in breach of its obligations pursuant to Section 6.1 or 6.3);

(d)            by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured within thirty (30) days following written notice to the Company, in the case of a termination by Parent, or to Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)            by either Parent or the Company if the Mergers shall not have been consummated on or before February 13, 2024 (the “Outside Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement;

(f)            by Parent, if at any time prior to the receipt of the Requisite Company Stockholder Vote, (i) the Company shall have materially breached its obligations under Section 6.1 or Section 6.3, or (ii) the Board of Directors of the Company shall have failed to make its recommendation in favor of the Mergers or shall have made an Adverse Recommendation Change; and

8.2           Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall become void and have no effect, except that (a) the provisions of Section 6.6(b), Section 6.8, this Section 8.2, Section 8.3, and Article 9 shall survive any such termination and abandonment, and (b) notwithstanding anything to the contrary contained in this Agreement, neither the Company, Parent nor Merger Sub shall be relieved or released from any liabilities or damages arising out of its material breach of any provision of this Agreement.

8.3           Termination Fee.

(a)            In recognition of the efforts, expenses and other opportunities foregone by Parent while pursuing the Mergers, in the event that:

(i)             this Agreement is terminated by Parent pursuant to Section 8.1(f); or

(ii)            (A) an Acquisition Proposal with respect to the Company shall have been communicated to or otherwise made known to the stockholders, senior management or Board of Directors of the Company, or any Person or group of Persons shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company after the date of this Agreement, (B) (1) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e) (if the Requisite Company Stockholder Vote has not theretofore been obtained), (2) by Parent pursuant to Section 8.1(d) or (3) by Parent or the Company pursuant to Section 8.1(c) and (C) prior to the date that is twelve (12) months after the date of such termination the Company consummates a transaction of a type set forth in the definition of “Acquisition Proposal” or enters into any definitive agreement relating to a transaction of a type set forth in the definition of “Acquisition Proposal”; or

then, the Company shall pay to Parent, by wire transfer of immediately available funds, a termination fee equal to $4,500,000 (the “Termination Fee”) within two (2) Business Days following the date of such termination; provided that any Termination Fee payable pursuant to Section 8.3(a)(ii) shall be paid on the earlier of the date such transaction is consummated or such definitive agreement is entered into.

(b)            Parent and the Company each agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amounts due under this Section 8.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amounts, the Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal (or any reasonably similar successor publication thereto), designated therein as the “prime rate” on the date such payment was due, plus (ii) 100 basis points, together with the costs and expenses of Parent (including reasonable legal fees and expenses) in connection with such suit.

Article 9
MISCELLANEOUS

9.1           Interpretation.

(a)            Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation,” and such terms shall not be limited by enumeration or example, unless otherwise expressly specified. Any reference in this Agreement to a Law shall refer to any such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including all rules and regulations promulgated thereunder. Unless the context of this Agreement otherwise requires, references to statutes shall refer to any such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including all rules and regulations promulgated thereunder. Any reference to any Contract in this Agreement shall refer to any such Contract as amended, supplemented or otherwise modified in accordance with its terms and without violating the terms of this Agreement. Any reference in this Agreement to “$” or dollars shall mean U.S. dollars. An item shall be considered “made available,” “delivered” or “provided” (or terms of similar import) to Parent, to the extent such phrases appear in this Agreement, only if the Company has made a true, correct and complete copy of such document (together with all amendments, supplements or other modifications thereto or waivers thereof) available to Parent in the electronic data room under the project name “Zamboni” run by Firmex to which Buyer and its Representatives have access (the “Data Room”) at least three (3) Business Days prior to the date of this Agreement and remained available in the Data Room through the Closing;

(b)           As used in this Agreement, the following terms shall have the following respective meanings:

(i)             “Affiliate” means, with respect to a specified Person, any person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person;

(ii)            “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed;

(iii)            “Company’s Knowledge” means the actual knowledge of any of the officers set forth on Section 9.1 of the Company Disclosure Memorandum and the knowledge that such officers would have after due inquiry;

(iv)           “Governmental Authority” means any governmental, regulatory or administrative body, agency, commission, board, or authority, including any Regulatory Agency, or any court or judicial authority, to which a party, by the nature of its activities, is subject, whether international, national, federal, state or local;

(v)            “Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.

(vi)           “Letter Agreement” means that certain agreement, dated as of the date hereof, by and among Parent, the Company, the Company Bank, Wirtz Corporation and South Miami Corporation.

(vii)          “Material Adverse Effect” means, with respect to the Company or Parent, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided that with respect to this clause (i), “Material Adverse Effect” shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Authorities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the execution of this Agreement, public disclosure or consummation of the Transactions (including any effect on a party’s relationships with its customers or employees) (provided that this exception shall not apply for purposes of the representations and warranties in Sections 3.2(b) or 4.2(b)) or actions expressly required by this Agreement in contemplation of the Transactions, (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), or (F) the occurrence of any natural or man-made disaster or from any outbreak of any disease or other public health event; except, with respect to subclauses (A), (B), (C) and (F), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to consummate the Transactions by the Outside Date;

(viii)         “Parent’s Knowledge” means the actual knowledge of any of the officers set forth on Section 9.1 of the Parent Disclosure Memorandum and the knowledge that such officers would have after due inquiry;

(ix)            “Parent Trading Price” means the volume weighted average price of Parent Common Stock for the ten (10) trading days ending on the second Business Day preceding the Closing Date, starting with the opening of trading on the first trading day of such period and ending with the closing of trading on the last trading day of such period, as reported by Bloomberg (or, in the event Bloomberg does not report such information, such third-party service as is mutually agreed upon in good faith by the Parties);

(x)             “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature; and

(xi)            “Subsidiary” shall have the meaning ascribed to it in Section 2.2(d) of the BHC Act.

9.2           Expenses. Each of the parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the Transactions, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of the Company, shall be paid at Closing and prior to the Effective Time.

9.3           Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein), together with the Voting and Support Agreements and the other documents and agreements delivered at the Closing pursuant to the provisions hereof, constitute the entire agreement between the parties with respect to the Transactions and supersede all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 6.10.

9.4           Amendments. This Agreement may be amended only by a subsequent writing signed by each of Parent and the Company, whether before or after Requisite Company Stockholder Vote of this Agreement has been obtained; provided that after any such approval by the Company Stockholders, there shall be made no amendment that requires further approval of Company Stockholders under applicable Law.

9.5           Waiver.

(a)            Prior to or at the Effective Time, Parent, shall have the right to waive any default in the performance of any term of this Agreement by the Company, to waive or extend the time for the compliance or fulfillment by the Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

(b)            Prior to or at the Effective Time, the Company, shall have the right to waive any default in the performance of any term of this Agreement by Parent, to waive or extend the time for the compliance or fulfillment by Parent of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of the Company.

(c)            The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

9.6            Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any purported direct or indirect assignment in violation of this Section 9.6 shall be null and void ab initio.

9.7            Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or email (with, in the case of email, confirmation of date and time by the transmitting equipment) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

Parent:	United Community Banks, Inc. Greenville ONE, Suite 700 2 West Washington Street Greenville, South Carolina 29601 Attention: H. Lynn Harton Email: lynn_harton@ucbi.com

with copies to:	United Community Banks, Inc. Greenville ONE, Suite 700 2 West Washington Street Greenville, South Carolina 29601 Attention: Melinda Davis Lux Email: melinda_davislux@ucbi.com

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10001 Attention: Brandon C. Price Email: BCPrice@wlrk.com

the Company:	Wirtz Corporation 680 N Lakeshore Drive, Suite 1900 Chicago, Illinois 60611 Attention: W. Rockwell Wirtz Email: RWirtz@WirtzCorp.com ghoch@fstsb.com
with copies to:	Barack Ferrazzano Kirschbaum & Nagelberg, LLP 200 West Madison Street, Suite 3900 Chicago, Illinois 60606 Attention: Joseph T. Ceithaml Email: joseph.ceithaml@bfkn.com

Gozdecki, Del Giudice, Americus, Farkas & Brocato LLP One East Wacker, Suite 1700 Chicago, Illinois 60601 Attention: Rick Del Giudice Email: r.delgiudice@gozdel.com

9.8           Governing Law; Jurisdiction. Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (d) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.7.

9.9           Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND

9.10        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. This Agreement and any other agreement or instrument entered into in connection with this Agreement, as well as any amendments, modifications, supplements, or waivers hereto or thereto or hereunder or thereunder, if signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated for all purposes as an original agreement or instrument and shall be considered to have the same binding legal force and effect as if it were the original signed version thereof delivered in person.

9.11        Injunctive Relief; Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specific performance of the terms and provisions hereof in the Chosen Courts, this being in addition to any other remedy to which they are entitled at law or in equity.

9.12        Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.13        Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement, if the same would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. 261.2(c) and as identified in 12 C.F.R. 309.5(g)(8)) of a Governmental Authority by any party to this Agreement where such disclosure is prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures, representations, warranties, or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.14        No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.14 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or following termination of this Agreement.

[Signatures on following page(s)]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

UNITED COMMUNITY BANKS, INC.

By:
	Name:	H. Lynn Harton
	Title:	Chief Executive Officer, President and Chairman

FIRST MIAMI BANCORP, INC.

By:
	Name:	W. Rockwell Wirtz
	Title:	Chairman and President

ZAMBONI MERGER SUB, INC.

By:
	Name:	H. Lynn Harton
	Title:	President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Voting and Support Agreement

(see attached)

EXHIBIT B

Bank Merger Agreement

(see attached)